Exhibit 99.2

Amendment No. 1

to

Annual Report

(with audited financial statements)

For the year ended December 31, 2003

Morris Publishing Group, LLC

(Exact name of Entity as specified in its charter)

Georgia	58-1445060
(State of organization)	(I.R.S. Employer Identification Number)

725 Broad Street

Augusta, Georgia 30901

(Address of principal executive offices)

(706) 724-0851

(Telephone number)

MORRIS PUBLISHING GROUP, LLC

ANNUAL REPORT

FOR THE YEAR ENDED DECEMBER 31, 2003

This annual report is provided by Morris Publishing Group, LLC and Morris Publishing Finance Co. solely to holders of their 7% Senior Subordinated Notes due 2013, issued under an Indenture dated August 7, 2003 with Wachovia Bank, National Association as trustee. This report is not being filed publicly with the Securities and Exchange Commission or any other governmental agency, and is being provided to note holders under Section 4.3 of the Indenture.

Morris Publishing Group, LLC is a wholly-owned subsidiary of Morris Communications Company, LLC, a privately held media company. Morris Publishing Finance Co., a wholly-owned subsidiary of Morris Publishing Group, LLC, was incorporated in 2003 for the sole purpose of serving as a co-issuer of the notes in order to facilitate the offering. Morris Publishing Finance Co. does not have any operations or assets of any kind and will not have any revenues. In this report, “Morris Publishing,”

i

“we,” “us” and “our” refer to Morris Publishing Group, LLC and its subsidiaries. “Morris Communications” refers to Morris Communications Company, LLC. Morris Publishing Group was formed in 2001 and assumed the operations of the newspaper business segment of our parent, Morris Communications. Discussions of Morris Publishing and our operations prior to November 2001 include the business as previously conducted by the Morris Communications newspaper business segment.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. These are statements that relate to future periods and include statements regarding our anticipated performance. You may find discussions containing such forward-looking statements in “Managements discussion and analysis of financial condition and results of operations” in Item 7 of this report.

Generally, the words “anticipates”, “believes”, “expects”, “intends”, “estimates”, “projects”, “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that these statements will be realized. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this report. We assume no obligation to update or revise them or provide reasons why actual results may differ. Important factors that could cause our actual results to differ materially from our expectations include, without limitation:

•	delay in any economic recovery or the recovery not being as robust as might otherwise have been anticipated;

•	increases in financing, labor, health care and/or other costs, including costs of raw materials, such as newsprint;

•	general economic or business conditions, either nationally, regionally or in the individual markets in which we conduct business (and, in particular, the Jacksonville, Florida market), may deteriorate and have an adverse impact on our advertising or circulation revenues or on our business strategy;

•	competition, including from other newspapers, other traditional forms of advertising and forms made possible by the internet, may increase;

•	our ability to limit increases in our general and administrative costs and to achieve expected results from a cost savings plan designed to improve efficiencies and operations;

•	government regulation, including any effect on our ability to continue to maintain and increase circulation revenues due to recent national regulations that, in effect, permit households to exempt themselves from direct telephone marketing efforts;

•	our ability to retain management and other employees;

•	a significant deterioration in our labor relations;

•	our ability to successfully integrate newspaper businesses that we may acquire and our ability to achieve the anticipated returns on any such investments;

•	downgrades in our credit ratings; and

•	other risks and uncertainties.

ii

Part I

Item 1—Business

THE COMPANY

Morris Publishing is a private company owned by the William S. Morris III family as part of their Morris Communications group of companies. The Morris Publishing Group consists of 26 daily, ten non-daily and 23 free community newspapers. Our primary sources of revenue are advertising, which accounted for 79.6% of our 2003 total operating revenues, and circulation, which accounted for 16.3% of our 2003 total operating revenues. We publish newspapers in the United States. For the year 2003, our newspapers had unaudited average daily and Sunday paid circulation aggregating 686,754 and 765,871, respectively. Our largest newspapers (with their respective average daily circulations in parentheses) are The Florida Times-Union, Jacksonville, Florida (167,229), The Augusta Chronicle, Georgia (74,291), The Topeka Capital-Journal, Kansas (58,684), Savannah Morning News, Georgia (55,119), Lubbock Avalanche-Journal, Texas (54,178) and Amarillo Globe-News, Texas (51,800). For the year 2003, we also had weekly circulation of 51,538 non-daily newspapers and 390,588 free community newspapers or shoppers, in communities in or near our daily newspapers.

Our newspapers are geographically diverse, primarily serving mid-sized to small communities in Florida, Georgia, Texas, Kansas, Nebraska, Oklahoma, Michigan, Missouri, Minnesota, Alaska, Arkansas, South Dakota, Tennessee and South Carolina. The majority of our daily newspapers have no significant competition from other local daily newspapers in their respective communities.

We have been consistently profitable in varying economic climates, with generally stable operating results. Our total operating revenues for 2003 were $438.3 million and have ranged between $433.4 million and $455.4 million for each year since 1999. Operating income was $79.6 million in 2003 and has ranged between $68.4 million and $88.3 million each year since 1999. Our operating margin was 18.2% in 2003 and has ranged between 15.6% and 20.4% since 1999.

We have one reporting segment with two primary sources of revenue: Advertising and Circulation. In 2003, the advertising segment represented 79.6% of total operating revenues. Retail, Classified and National advertising revenue represented 43.2%, 30.7% and 5.7%, respectively, of total advertising revenue. Circulation revenue comprised 16.3% of total operating revenue.

Advertising revenue is primarily determined by the linage, rate and mix of advertisement. The advertising rate depends largely on our market reach, primarily through circulation, and market dominance. Circulation revenue is based on the number of copies sold.

History

Morris Publishing was formed in 2001 as “MCC Newspapers, LLC” to own and operate the newspaper business historically operated by our parent, Morris Communications. Discussions of Morris Publishing and our results of operations include the business as previously conducted by the Morris Communications newspaper business segment. We changed our name to Morris Publishing Group, LLC in July 2003.

William S. Morris Ill joined our business in the 1950s and has been our chairman for more than three decades. William S. Morris IV, his elder son, is president and CEO of Morris Publishing. The Morris family became involved with The Augusta Chronicle in 1929, when William S. Morris, Jr., father of today’s chairman, became a bookkeeper at the daily newspaper, which was started in 1785 as the Augusta Gazette, the town’s first newspaper. Mr. Morris, Jr. purchased The Augusta Chronicle in the early 1940s with a partner, and later purchased his partner’s half interest.

With the Augusta newspapers as a base, our expansion commenced in the 1950s with the purchase of a television station in Augusta and an initial public offering of common shares, which were re-purchased in 1959. In the 1960s, we sold the television station and purchased two other daily newspapers in Georgia—one in Savannah and one in Athens. In 1972, we purchased our Texas newspapers in Amarillo and Lubbock. In 1983, we acquired The Florida Publishing Company, which included The Florida Times-Union and other Florida newspapers.

Our expansion continued in 1995 with the purchase of all of the outstanding stock of Stauffer Communications, Inc. This purchase included 20 daily newspapers, non-daily newspapers and shoppers, as well as television and radio stations and other properties that are owned, or have been disposed of, by Morris Communications or its other operating subsidiaries.

Operating strategy

Our strategy is to increase our revenues and cash flows by growing market share and operating efficiently. Achieving this strategy is based upon the following initiatives:

•	Being a leader in providing local information and advertising. We believe we are the trusted source of local news, information, and local advertising in the communities we serve. As the leading provider of local news and information in print and online formats in our markets, we believe we can both maintain and increase our readership and our share of local advertising expenditures.

•	Increasing readership. We are committed to maintaining the high quality of our newspapers and their editorial integrity to assure continued reader loyalty. Through extensive market research we strive to deliver the service and content each of our markets demand. Our newspapers have won various editorial awards in many of our markets. Furthermore, by introducing niche publications that address the needs of targeted groups and by offering earlier delivery times, we continue to create opportunities to introduce new readers to our newspapers.

•	Growing advertising revenue. Through targeted market research we attempt to understand the needs of our advertisers. This market understanding enables us to develop programs that address the individual needs of our advertisers and to appeal to targeted groups of advertisers and readers with niche publications addressing specific areas such as real estate, automobiles, employment, farming, nursing, antiques, college student guides, foreign language and other items of local interest. In addition, we are dedicated to establishing a better trained and focused sales staff.

We expect these initiatives, combined with our focus on increasing readership, to enhance our opportunities to increase our revenues.

•	Enhancing online initiatives. To further support our readership and revenue growth initiatives, we have made a substantial commitment to enhancing our local web sites that complement all of our daily newspapers. Over the last four years, our newspapers have won 21 national Digital Edge awards from the Newspaper Association of America. We continue to pursue various initiatives to attract new readers and grow revenues.

•	Centralizing operations to support multiple publications. We create synergies and cost savings, including through cross-selling of advertising, centralizing news gathering and consolidating printing, production and back-office activities. This involves producing our weekly newspapers, free distribution shoppers and additional niche or regional publications using the facilities of our daily newspapers. We can thereby improve distribution, introduce new products and services in a cost-effective manner and increase readership, offering advertisers expanded reach both geographically and demographically.

•	Focusing on cost control. We continue to focus on managing our operating costs. Recent initiatives to further reduce costs include creation, beginning in 2002, of a Shared Services Center, established by Morris Communications, serving Morris Publishing as well as other Morris Communications’ companies, which we expect over time to create cost synergies by leveraging technologies and simplifying, standardizing and centralizing most administrative functions, thereby reducing our headcount. Beginning in the fourth quarter of 2002 we began participation in a newsprint purchasing consortium. While initially near term costs will increase as we bring the Shared Services Center online, all of these initiatives, which are anticipated to be fully implemented by the end of 2005, are expected to result in aggregate annual cost savings of up to $10.0 million.

•	Investing in strategic technologies. In conjunction with the Shared Services Center initiative, we will utilize technology to help streamline our back-office operations, improve efficiency and reduce employee headcount. Additionally, we continue to explore technologies that will enable us to more efficiently print, produce and deliver our newspapers.

Our operating strategy may not successfully increase revenues and cash flows, based upon a number of factors. For example, a decline in economic conditions, the effects of competition fro newspapers or other forms of advertising, or a decrease in the price of local or national advertising could adversely impact our advertising revenues. Our circulation may be adversely effected by competition from other publications and other forms of media and a declining number of regular newspaper buyers. A decline in circulation could adversely impact both our circulation revenue and our advertising revenue, because advertising rates are dependent upon readership. Further, our efforts to control costs, especially newsprint costs, and to create operating synergies may not be as successful as we anticipate.

Strategic acquisitions

We may, from time to time, seek strategic or targeted investments, including newspaper acquisitions and dispositions and, in that regard, we periodically review newspaper and other acquisition candidates that we believe are underperforming in terms of operating cash flows, are in the same geographic region as one of our existing newspapers where we can achieve an efficient operating cluster of newspapers, or otherwise present us with strategic opportunities for growth. Acquisitions would be made only in circumstances in which management believes that such acquisitions would contribute to our overall growth strategy, whether through revenue growth or cost reduction opportunities, and represent attractive values based on price. In addition, we may, in connection with such acquisitions, or otherwise, dispose of or realign our newspapers and this could be accomplished by dispositions, swaps, the exchange of one newspaper for another newspaper, or joint ventures in which we and others may contribute newspaper properties to be owned and operated through a joint venture. We may not control such joint ventures and any contribution of assets to a joint venture may reduce our ability to access cash from those assets contributed to the joint venture. Morris Publishing currently has no present commitments with respect to any material acquisitions, dispositions or joint ventures.

Industry background

Key revenue drivers

The newspaper industry is reported to generate annual revenues of approximately $60.0 billion primarily based on advertising and circulation. For typical newspapers, 70-75% of their total revenue is derived from advertising, while 15-20% comes from circulation. Other sources account for 5-15%. Other revenue streams may include commercial printing, shoppers and magazines, direct marketing and online revenues, including advertising and website development.

While newspaper revenue is directly impacted by the level of advertising, it is indirectly impacted by market conditions and factors like demand and interest rates. Newspaper companies can affect, to some extent, the demand for advertising by influencing circulation and readership, and by adjusting advertising rates, sales efforts and customer service.

There are three major classifications of newspaper advertising: retail, classified, and national.

•	Retail advertising, also called local advertising, makes up approximately 48% of total newspaper advertising. Department and discount stores, grocery and drug stores, and furniture and appliance stores are the main advertisers in this category.

•	Classified advertising includes employment, real estate, automotive and other categories, and comprises approximately 36% of total advertising; it is the most cyclical type of newspaper advertising.

•	National advertising, also known as general advertising, includes manufacturers’ product advertising and travel and resorts. This category is the smallest, comprising approximately 16% of the total, and carries the highest rates.

Of rising importance across these classifications, is the preprint insert advertising. Preprints have become the dominant form of display advertising in the industry, with preprint revenue surpassing revenue from in-paper or “Run of Press” advertising in the late 1990s.

In the past decade, newspapers in general have been reported to have increased advertising revenue but lost advertising market share. In 1990, the newspaper industry was reported to capture $32.0 billion in advertising revenue and to have garnered a 24.8% share of advertising market expenditures; revenue was reported to rise to $44.0 billion in 2002, but advertising market share was reported to decline to 18.6% in 2002. While newspapers may continue to lose advertising market share to other media, we believe newspapers should remain competitive. Local newspapers still reach 54% of adults and there is one daily newspaper in most markets.

Key cost drivers

The two largest costs of a newspaper are labor and newsprint.

Labor: Labor costs represent approximately 30-40% of total revenues. Total industry employment steadily declined in the 1990s, as significant investment in more automated production methods has led to efficiencies and higher productivity per worker. However, industry-wide medical health care insurance and pension benefit costs are rising.

Newsprint: Newsprint costs represent approximately 10-15% of newspapers’ total revenues, and supply and demand have typically controlled pricing. Since 1990, quarterly average newsprint costs ranged from $420.0 to $740.0 per metric ton and averaged $534.0 per metric ton during the same period. Newsprint prices were down 20% on average in 2002 compared to 2001. Newsprint prices increased by almost 20% on average in 2003 compared to 2002.

Newspapers continue to face volatile newsprint prices. In the first half of 2001, newsprint prices in the U.S. were at their highest point since mid-1996. Prices dropped to their lowest level in a decade in mid-2002, but have trended upward since then. Much of the newsprint consumed in the U.S. comes from Canada and a rise in the value of the Canadian dollar consolidated with production curtailments may offset stable demand and drive prices higher in the near term.

Circulation

Circulation is important to the newspaper industry in two ways. From an editorial perspective, increased circulation demonstrates the quality of the editorial product and the demand for the paper from readers. From a revenue perspective, advertisers are willing to pay higher rates for greater reach.

The newspaper industry has faced circulation and readership declines since the 1980s. Over the past 20 years, the total number of daily newspapers has decreased from 1,745 in 1980 to 1,468 in 2001. The drop is largely due to a 49% decline in evening newspapers, principally because of the emergence of nightly news broadcasts, 24-hour news channels, and the internet. The total number of morning newspapers has doubled and Sunday newspapers have increased by 24%.

The advertising recession over the past two years has driven publishing companies to significantly reduce their operating costs. Consequently, the industry is experiencing a trend towards consolidation. By owning multiple properties in specific markets, newspaper publishers can spread costs and achieve greater efficiencies. The 25 largest U.S. newspapers (in terms of largest reported circulation) are reported to have accounted for approximately 40% of circulation in 2002. The top 10 newspaper companies are reported to own more than 280 newspapers, whose consolidated circulation accounts for roughly 57% of the industry’s total.

Recently enacted telemarketing rules adopted by the Federal Trade commission and Federal Communications Commission, including the National Do-Not-Call Registry and regulations will have an impact on our ability to source subscriptions through telemarketing. This has accounted for an estimated 30% of our new starts in circulation. We have begun several programs to offset the effect of this legislation. We are focusing on retaining current customers through stronger retention efforts. Our retention efforts include increased customer service, lengthening the subscriptions periods for new and existing customers, and enhanced payment methods. Additionally, we are focusing our circulation sales efforts on kiosk sales, newspaper in education programs, and third party sales. While we know that the legislation will have an impact on our ability to source subscriptions through telemarketing, we have yet to determine the extent.

Online

The internet provides an additional medium through which newspapers reach audiences, and newspapers have ventured online to increase readership and leverage their local brands.

Forty-nine percent of internet users looking for local news are reported to turn to online newspapers; this has helped newspapers secure a reported 40% of local online advertising spending. Broadcast television and direct mail are reported to have collected 3% and less than 1%, respectively, of internet revenues last year.

The majority of local online advertising dollars comes from classifieds. While online employment classifieds have taken share from newspaper classifieds, the number of those who read newspaper employment advertisements is reported to still exceed web job classified visitors by a factor of three. Though the largest online employment classified player, Monster.com, made a strong entry into the recruitment market, newspapers have the ability to combine print and online ads into one package, while Monster.com offers only an online component. This dual product offering, in addition to newspapers’ ties to local communities, gives newspapers a distinct advantage in local markets.

Industry and market data

Unless otherwise indicated, information contained in this report concerning the newspaper industry, our general expectations concerning the industry and its segments and our market position and market share within the industry and its segments are derived from data from various third party sources as well as management estimates. Management’s estimates are derived from third party sources as well as management estimates. Management’s estimates are derived from third party sources as well as data from our internal research and from assumptions made by us, based on such data and our knowledge of the newspaper industry which we believe to be reasonable. We have not independently verified any information from third party sources and cannot assure you of it accuracy or completeness. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties, and is subject to change based on various factors, including those discussed under the caption “Risk factors” in this report.

Data on our market position and market share within our industry is based, in part, on independent industry publications, government publications, reports by market research firms or other published independent sources, including Newspaper Association of America and Audit Bureau of Circulation statistics. Unless otherwise indicated, all readership information contained in this report for no n-daily newspapers and free community newspapers is based upon our internal records, and represents approximate current or average readership.

Unless otherwise indicated, all circulation information contained in this prospectus represents unaudited approximate three month average daily or non-daily circulation, as the case may be, for the third quarter of 2003 derived form our internal records. Certain of our circulation figures for most of our daily newspapers and one of our weekly newspapers are subject to audit by the Audit Bureau of Circulation or Verified Audit Circulation. Our circulation figures for our other daily and weekly newspapers are not subject to audit by the Audit Bureau of Circulation or any other independent source, but we attempt to internally measure their circulation figures under the same guidelines as if they were audited by the Audit Bureau of Circulation or Verified Audit Circulation.

Newspapers

The following table sets forth our daily newspapers with circulation statistics:

Daily newspaper markets	Publication	Audited circulation (a)			Unaudited circulation at December 31, 2003
		Audit period (twelve months ending)	Daily	Sunday	Daily	Sunday

Alaska
Juneau	Juneau Empire	—	—	—	6,206	6,937
Kenai	Peninsula Clarion	—	—	—	6,090	6,320
Arkansas
Conway	Log Cabin Democrat	—	—	—	10,465	11,894
Florida
Jacksonville	The Florida Times-Union	June 2003	168,351	229,896	167,229	229,926
St. Augustine	The St. Augustine Record	*June 2003	15,328	16,360	16,046	17,237
Winter Haven	News Chief	—	—	—	9,009	8,939
Georgia
Athens	Athens Banner-Herald	March 2003	27,221	32,526	27,861	32,124
Augusta	The Augusta Chronicle	March 2003	73,389	94,205	74,291	93,880
Savannah	Savannah Morning News	March 2003	55,912	72,150	55,119	67,892
Kansas
Dodge City	Dodge City Daily Globe	—	—	—	7,284	—
Newton	The Newton Kansan	—	—	—	7,747	—
Pittsburgh	The Morning Sun	—	—	—	8,751	9,184
Topeka	The Topeka Capital-Journal	June 2003	57,719	66,666	58,684	66,704
Michigan
Hillsdale	Hillsdale Daily News	—	—	—	7,565
Holland	The Holland Sentinel	*September 2002	18,813	20,229	18,979	20,267
Minnesota
Brainerd	The Brainerd Daily Dispatch	*March 2002	13,589	17,634	13,719	17,591
Missouri
Hannibal	Hannibal Courier Post	*March 2002	8,686	—	8,475	—
Independence/ Blue Springs	The Examiners	September 2003	13,625	—	14,362	—
Nebraska
Grand Island	The Grand Island Independent	March 2003	23,307	24,839	22,896	24,652
York	York News-Times	—	—	—	4,332	—
Oklahoma
Ardmore	The Daily Ardmoreite	December 2003	10,721	12,791	10,851	12,891
Shawnee	The Shawnee News-Star	*March 2002	9,805	10,889	9,832	10,830
South Dakota
Yankton	Yankton Daily Press & Dakotan	—	—	—	7,911	—
Tennessee
Oak Ridge	The Oak Ridger	—	—	—	7,072	—
Texas
Amarillo	Amarillo Globe-News	September 2003	51,871	65,054	51,800	65,344
Lubbock	Lubbock Avalanche-Journal	September 2003	54,402	63,449	54,178	63,259

Total					686,754	765,871

(a)	Audits conducted by the Audit Bureau of Circulation or Verified Audit Circulation.

*	Audited every two years.

The following table sets forth our non-daily newspapers with circulation statistics:

	Unaudited circulation at December 31, 2003
Newspaper markets	Publication	Weekly
Alaska
Homer	Homer News	3,553
Georgia
Augusta (a)	The Columbia County News Times	26,950
Louisville	The News & Farmer	4,544
Thomson (b)	McDuffie Mirror	1,499
Kansas
Dodge City	La Estrella	4,100
Minnesota
Pequot Lakes	Lake Country Echo	4,624
Pine River	Pine River Journal	1,878
South Carolina
Ridgeland	Hardeeville Times	800
	Jasper County Sun	1,600
South Dakota
Vermillion	Vermillion Plain Talk	1,990

Total		51,538

(a)	On Wednesdays, 27,000 copies of The Columbia County News-Times are inserted into The Augusta Chronicle and distributed in Columbia County. On Sundays, 36,000 copies of The Columbia County News-Times are inserted into the Chronicle and distributed in Columbia and McDuffie Counties.
(b)	The McDuffie Mirror is a new publication that did not exist as of March 31, 2003. Paid circulation as of December 31, 2003 was 1,499.

Daily circulation and household penetration (average city-zone circulation divided by the number of city-zone households in the defined market area) in each of our newspaper markets is outlined in the table below:

	Total circulation at December 31, 2003		Household penetration at December 31, 2003
Newspaper markets	Daily	Sunday	Daily	Sunday
Alaska
Juneau	6,206	6,937	36%	37%
Kenai	6,090	6,320	34%	34%
Arkansas
Conway	10,465	11,894	34%	40%
Florida
Jacksonville	167,229	229,926	33%	48%
St. Augustine	16,046	17,237	41%	46%
Winter Haven	9,009	8,939	14%	15%
Georgia
Athens	27,681	32,124	31%	35%
Augusta	74,291	93,880	43%	57%
Savannah	55,119	67,892	45%	54%
Kansas
Dodge City	7,284	—	45%	—
Newton	7,747	—	60%	—
Pittsburgh	8,751	9,184	53%	54%
Topeka
Michigan	58,684	66,704	59%	58%
Hillsdale	7,565	—	29%	—
Holland	18,979	20,267	39%	41%
Minnesota
Brainerd	13,719	17,591	57%	73%
Missouri
Hannibal	8,475	—	60%	—
Independence/Blue Springs	14,362	—	21%	—
Nebraska
Grand Island	22,896	24,562	74%	78%
York	4,332	—	61%	—
Oklahoma
Ardmore	10,851	12,891	48%	52%
Shawnee	9,832	10,830	38%	43%
South Dakota
Yankton	7,911	—	40%	—
Tennessee
Oak Ridge	7,072	—	41%	—
Texas
Amarillo	51,800	65,344	41%	54%
Lubbock	54,178	63,259	40%	48%

Sources: Individual newspaper circulation reports: Morris Communications Corporate Circulation Department

reports; Household counts from SRC 2003.

Jacksonville. The Florida Times-Union, which we have operated since 1983, is our largest newspaper with average daily circulation of 167,229 and serves the Jacksonville, Florida community of approximately 441,000 households with a population total of approximately 1.1 million. Moreover, an estimated 414,765 north Floridians read The Florida Times-Union daily, 560,065 read The Florida Times-Union on Sunday and 699,713 read The Florida Times-Union at least once in seven days. In this market, we publish various niche publications such as Jacksonville, a newcomer’s guide; and Water’s Edge, a lifestyle publication for affluent readers. We also publish three contract military publications, two of which have been awarded the highest Navy awards for excellence.

Augusta. The Augusta Chronicle, which we have operated since the early 1940s, is our second largest newspaper with an average daily circulation of 74,291 and serves the Augusta, Georgia community of approximately 182,000 households with a population total of approximately 488,000. We expect continued growth in Augusta, through a city magazine, and a variety of targeted niche publications, as well as in the surrounding communities, through the purchase in 2003 of The News and Farmer, a weekly newspaper serving Louisville, Georgia, and the launch of the McDuffie Mirror, a new weekly publication serving Thomson, Georgia. In addition, we expect to launch new publications, including a women’s magazine and a youth publication. The Augusta Chronicle website has won awards for quality and creativity.

Topeka. The Topeka Capital-Journal, which we have operated since 1995, has an average daily circulation of 58,684 and serves the Topeka, Kansas community of approximately 69,000 households with a population total of approximately 171,000. Through marketing partnerships with other Morris Communications subsidiaries, and through the development of more products such as Hers Kansas and Rock Kansas, The Topeka Capital-Journal has increased its daily and Sunday circulation.

The Topeka Capital-Journal also publishes a wide variety of books aimed at serving the community and its visitors, including a pictorial history of Topeka as well as several publications devoted to the University of Kansas sports teams. CJ Online, our online counterpart to The Topeka Capital-Journal, records over 48 million page views annually and has generated over $1.0 million in advertising revenues. CJ Online has won several prestigious awards, including being named the best newspaper internet site by the Newspaper Association of America and Editor and Publisher Magazine.

Savannah. The Savannah Morning News, which we have operated since the 1960s, has an average daily circulation of 55,119 and serves the Savannah, Georgia community of approximately 114,000 households with a population total of approximately 299,000.

Lubbock. The Lubbock Avalanche-Journal, which we have operated since 1972, has an average daily circulation of 54,178 and serves the Lubbock, Texas community of approximately 94,000 households with a total population of approximately 245,000. Lubbock Online, our online counterpart to The Lubbock Avalanche-Journal, records over 50 million page views annually and has generated over $1.0 million in advertising revenue annually.

Amarillo. The Amarillo Globe-News, which we have operated since 1972, has an average daily circulation of 51,800 and serves the Amarillo, Texas community of approximately 84,000 households with a population total of approximately 217,000.

The following table sets forth Morris Publishing’s free community newspapers and circulation:

Newspaper markets	Publication	Circulation
Florida
Bartow	Bartow Shopper	2,100
Haines City	Auburndale Shopper	5,050
Haines City	Ridge Shopper	16,350
Lake Wales	Lake Whales Shopper	17,025
Lakeland	Lakeland Shopper	15,600
Winter Haven	Winter Haven Shopper	9,000
Kansas
Dodge City	The Shopper’s Weekly	21,000
Michigan
Allegan	Flashes Shopping Guide	15,502
Holland	Flashes Shopping Guide	27,775
Lakeshore	Flashes Shopping Guide	8,793
Kalamazoo	Flashes Shopping Guide	78,581
Quad Cities	Flashes Shopping Guide	8,065
Zeeland	Flashes Shopping Guide	17,002
Jonesville	Tip-Off Shopping Guide	19,000
Minnesota
Pequot Lakes	Echoland Shopper	24,500
Pine River	Piper Shopper	14,000
Missouri
Oak Grove	Town & Country	10,000
Nebraska
Grand Island	Mid-Nebraska Connections	15,000
York	Trade & Transactions	22,995
South Carolina
Bluffton	The Okatie Sun	3,000
Ridgeland	The Jasper Shopper	6,850
South Dakota
Yankton	Missouri Valley Shopper	23,400
Vermillion	The Broadcaster	10,000
Total		390,588

Morris Publishing circulates free community papers to maximize penetration in certain communities.

Morris Publishing management

Morris Communications, our parent, provides management and related services to us, as well as its other operating subsidiaries. Currently, a significant portion of Morris Communications’ time is devoted to our affairs.

Morris Communications provides senior executive management services and personnel (including the services of Mr. Morris Ill, Mr. Morris IV, Craig S. Mitchell and Steve K. Stone), as well as general and administrative services such as legal, accounting, finance and treasury, tax, merger and acquisition, risk management, human resources/personnel, employee benefits, travel and aircraft usage, corporate communications, real estate, online services, architectural and engineering, and external and internal audit functions, purchasing and participation in the Shared Services Center operated by MStar Solutions, LLC, a subsidiary of Morris Communications.

As compensation for these services, beginning August 7, 2003, Morris Communications is entitled to receive annual management fees (payable monthly) equal to the greater of 4.0% of our annual total operating revenues or the amount of actual expenses allocable to the management of our business (such allocations to be based upon time and resources spent on the management of our business by Morris Communications). Prior to August 7, 2003, Morris Communications’ costs of providing these services has been allocated among its operating divisions and our allocated share is reflected in our financial statements. From the year 2000 through August 7, 2003, our allocable costs for the services provided by Morris Communications have ranged from approximately 3.9% to 4.4% of our annual total operating revenues. In addition, as part of the initiatives commenced in 2002 to develop the Shared Services Center and technological platform, we also pay our allocable share (based upon usage) of the actual costs of operations of MStar Solutions.

The management agreement is for a term of 10 years. Morris Communications may terminate the agreement if Morris Publishing fails to pay the fees or experiences a change in control. We may terminate the agreement if Morris Communications fails to cure a material breach, performs dishonestly, files bankruptcy, or in certain other events.

Employee Relations

Morris Publishing employs approximately 3,950 full-time and 1,100 part-time employees, none of whom are covered by collective bargaining agreements. We believe that our relations with our employees are generally good.

Seasonality

Newspaper companies tend to follow a distinct and recurring seasonal pattern. The first quarter of the year tends to be the weakest quarter because advertising volume is then at its lowest level. Correspondingly, the fourth quarter tends to be the strongest quarter as it includes holiday season advertising.

Competition

While most of our daily newspapers are the only daily newspapers of general circulation published in their respective communities, they do compete within their own geographic areas with other weekly newspapers in their own or adjacent communities, other daily newspapers of general circulation published in adjacent or nearby cities and towns, as well as regional and national newspapers. Competition for advertising and paid circulation comes from local, regional and national newspapers, shoppers, radio and television broadcasters, cable television (national and local), direct mail, electronic media, including the internet, and other forms of communication and advertising media that operate in our markets. Competition for advertising revenue (the aggregate amounts of which is largely driven by national and regional general economic conditions) is largely based upon advertiser results, readership, advertising rates, demographics and circulation levels, while competition for circulation and readership is based largely upon the content of the newspaper, its price and the effectiveness of its distribution. Our non-daily publications, including shoppers, compete primarily with direct mail advertising, shared mail packages and other private advertising delivery services.

Regulatory matters

FCC ownership rules. Morris Communications, our parent, owns other subsidiaries which in turn own radio broadcast licenses which are subject to regulation by the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The ownership by such entities of radio broadcast licenses may limit our opportunity to acquire additional newspapers in certain geographic locations.

FCC rules include restrictions on the common ownership or control of interests in radio stations and certain other media interests in the same market, including television and radio broadcast stations, as well as daily newspapers.

On June 2, 2003, the FCC by a three-to-two vote adopted new ownership rules, which make significant changes to the previous rules. The United States Court of Appeals for the Third Circuit has stayed the effective date of these new rules, however, pending the outcome of litigation concerning them. In the interim, the ban on common ownership of radio stations and newspapers in the same market remains in effect, as do the FCC restrictions on same-market radio and television combinations. Should they take effect, the new rules will include the following generally less restrictive provisions:

•	Cross-Media Limits

The new FCC rules eliminate the prior prohibition on broadcast-newspaper cross ownership and radio-television cross ownership rules and adopt the following less restrictive “cross-media limits”:

- In markets with nine or more TV stations, there will be no FCC restriction on newspaper-broadcast cross-ownership or television-radio cross-ownership.

- In markets with four to eight TV stations, combinations will be limited so as to permit ownership of the following: a) daily newspapers, one TV station and up to one-half of the radio station limit for that market; or b) daily newspapers and up to the radio station limit for that market (but no TV stations); or c) two TV stations (if permitted under the local TV ownership rule), and up to the radio station limit for that market (but no daily newspapers).

- In markets with three or fewer TV stations, no cross-ownership will be permitted among TV, radio and newspapers, but a company may seek a waiver of the ban if it can show that the cross-owned properties do not serve the same area. In addition, waivers may be available if it can be shown that the combination will increase the availability of local news.

Morris Communications’ subsidiaries currently hold, under waivers granted by the FCC, radio broadcast licenses in two of Morris Publishing’s newspaper markets: Amarillo, Texas and Topeka, Kansas. A subsidiary of Morris Communications has also received from the FCC a twelve month waiver to hold a radio broadcast license for a station it expects to acquire with a service contour that includes Newton, Kansas, which is also one of our newspaper markets. Should the revised ownership rules adopted by the FCC withstand court and Congressional challenges and become effective, we believe that the radio broadcast licenses held for these locations will be able to continue to be held without waivers. If, however, the court challenge seeking to overturn the rules is successful or if Congress were to overturn the new ownership rules or to impose new limitations on newspaper-broadcast cross-ownership, Morris Communications and Morris Publishing might need to divest either their radio broadcast licenses for these markets or their newspaper interests in these markets. Further, FCC cross-ownership rules may have the effect of preventing us from pursuing or consummating a newspaper acquisition that our management would have otherwise pursued in markets in which Morris Communications owns radio stations.

•	Local Radio Ownership Limit

With respect to local radio ownership, the FCC limits the number of radio stations that a single entity may own in a single market. The new rule retains the current limits on local radio ownership, but modifies the methodology for defining a radio market. The signal contour method of defining local radio markets would be replaced with a geographic approach assigned by Arbitron. The FCC has initiated a rulemaking proceeding seeking comment on how to define, under its new rules, radio markets not ranked by Arbitron.

Numerous parties filed appeals of the FCC’s new rules, and the U.S. Court of Appeals for the Third Circuit has issued a stay pending the outcome of litigation. Thus, it could be some time, if ever, before the FCC’s new rules take effect. In addition, legislation has been proposed in Congress to codify certain of the existing FCC ownership rules and/or to overturn certain of the new FCC ownership rules and/or to impose new limitations on newspaper-broadcast cross-ownership.

The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, materially adversely affect the operation and ownership of Morris Publishing. Morris Publishing is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on our operations.

Environmental matters

Our newspapers use inks, photographic chemicals, solvents and fuels. The use, management and disposal of these substances and our operations in general are regulated by federal, state, local and foreign environmental laws and regulations including those regarding the discharge, emission, storage, treatment, handling and disposal of hazardous or toxic substances as well as remediation of contaminated soil and groundwater. These laws and regulations impose significant capital and operating costs on our business and there are significant penalties for violations.

Certain environmental laws hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances. Because of our operations, the long history of industrial operations at some of our facilities, the operations of predecessor owners or operators of certain of our businesses, and the use, production and release of regulated materials at these sites and at surrounding sites, we may be subject to liability under these environmental laws. Many of our facilities have never been subjected to phase I environmental audits. Various facilities of ours have experienced some level of regulatory scrutiny in the past and are, or may become, subject to further regulatory inspections, future requests for investigation or liability for past practices.

The federal Comprehensive Environmental Response, Compensation & Liability Act of 1980 as amended (“CERCLA”) and similar state counterpart acts, provide for strict, and under certain circumstances, joint and several liability, for among other things, generators of hazardous substances disposed of at contaminated sites. We have received requests for information or notifications of potential liability from the United States Environmental Protection Agency under CERCLA and states under counterpart acts for a few off-site locations. We have not incurred any significant costs relating to these matters and we have no information to suggest that we will incur material costs in the future in responding to conditions at these sites.

The nature of our operations exposes us to certain risks of liabilities and claims with respect to environmental matters. We believe our operations are currently in material compliance with applicable environmental laws and regulations. In many jurisdictions, environmental requirements may be expected to become more stringent in the future which could affect our ability to obtain or maintain necessary authorizations and approvals or result in increased environmental compliance costs.

We do not believe that environmental compliance requirements are likely to have a material effect on us. We cannot predict what additional environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted, or the amount of future expenditures that may be required in order to comply with these laws. There can be no assurance that future environmental compliance obligations or discovery of new conditions will not arise in connection with our operations or facilities and that these would not have a material adverse effect on our business, financial condition or results of operations.

Item 2—Properties

Management believes that all of our properties are in generally good condition and suitable for current operations. Our executive offices are located in Augusta, Georgia. Our main facilities are shown on the following table. Our production facilities, which are indicated by the presence of a press line, are in most cases, newspaper office facilities as well. We own all of the following facilities except the facilities located on Chatham Parkway in Savannah, Georgia, which are operated under a long-term operating lease with an affiliate. See “Certain relationships and related transactions.”

State	City	Sq. ft.	Press lines
Alaska	Homer	2,418	—
Alaska	Kenai	19,307	1
Alaska	Juneau	55,045	1
Arkansas	Conway	20,431	1
Florida	St. Augustine	55,264	1
Florida	Jacksonville	328,106	4
Florida	Winter Haven	24,399	2
Georgia	Athens	110,000	1
Georgia	Augusta	159,758	1
Georgia	Louisville	2,500	—
Georgia	Savannah	145,000	2
Georgia	Savannah	46,746	—
Kansas	Topeka	153,467	1
Kansas	Pittsburgh	13,950	1
Kansas	Newton	10,304	1
Kansas	Dodge City	23,700	1
Michigan	Allegan	48,000	2
Michigan	Hillsdale	11,552	1
Michigan	Holland	23,919	1
Minnesota	Brainerd	25,500	1
Minnesota	Pine River	1,750	—
Minnesota	Pequot Lakes	4,563	—
Missouri	Hannibal	18,602	1
Missouri	Independence	32,000	1
Nebraska	York	5,950	1
Nebraska	Grand Island	28,680	1
Oklahoma	Ardmore	51,339	1
Oklahoma	Shawnee	30,958	1
South Carolina	Ridgeland	1,500	—
South Dakota	Vermillion	7,200	1
South Dakota	Yankton	13,778	1
Tennessee	Oak Ridge	29,700	1
Texas	Amarillo	84,251	1
Texas	Lubbock	160,644	1

Item 3—Legal Proceedings

From time to time, we are involved in litigation in the ordinary course of our business. In our opinion, the outcome of any pending legal proceedings will not have a material adverse impact on our financial position or results of operations.

Item 4—Submission of Matters to a Vote of Security Holders

None.

Part II

Item 5—Market for the Registrant’s Common Equity, Related Stockholders Matters and Issuer Purchases of Equity Securities

Common Stock

There is no public trading market for our equity, all of which is held by Morris Communications Company, LLC.

Item 6—Selected Financial Data

The selected historical financial data of Morris Publishing set forth below should be read in conjunction with our consolidated financial statements, including the notes thereto, and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this annual report. The consolidated statement of income and other operating and financial information data for each of the years ended December 31, 2003, 2002 and 2001 and the consolidated balance sheet data as of December 31, 2003 and 2002 are derived from our audited consolidated financial statements included elsewhere in this report. We do not have audited financial statements for the years ended December 31, 2000 and1999 and, therefore, the consolidated statement of income and other operating and financial information data for the year ended December 31, 1999 and the consolidated balance sheet data as of December 31, 2000 and 1999 are derived from our unaudited consolidated financial statements. Net cash flow information for 1999 is not available.

Morris Publishing was formed in late 2001 as part of a corporate reorganization of our parent, Morris Communications and, therefore, does not have a recent operating history as an independent company. Our historical consolidated financial statements contained in this report reflect periods during which we did not operate as an independent company. See Note 1 to Notes to Consolidated Financial Statements.

The financial information we have included in this report reflects the historical results of operations and cash flows of Morris Publishing with allocations made for corporate and other services provided to us by Morris Communications. Operating costs and expenses reflect our direct costs together with certain allocations by Morris Communications for corporate services, debt and other shared services that have been charged to us based on usage or other methodologies we believe are appropriate for such expenses. In the opinion of management, these allocations have been made on a reasonable basis and approximate all the material incremental costs we would have incurred had we been operating on a stand-alone basis; however, there has been no independent study or any attempt to obtain quotes from third parties to determine what the costs of obtaining such services would have been.

	Years ended December 31,
(Dollars in thousands)	2003		2002(e)		2001(e)		2000(e)		1999(e)
	(As restated)		(As restated)		(As restated)		(As restated)		(As restated)
Consolidated statement of income data
Operating Revenues:
Advertising	$348,736		$342,976		$341,947		$356,825		$341,733
Circulation	71,518		71,906		74,756		76,492		77,079
Other	18,093		18,480		20,781		22,098		25,079

Total operating revenues	438,347		433,362		437,484		455,415		443,891

Operating expenses:
Labor and employee benefits	172,221		162,540		163,097		161,189		153,364
Newsprint, ink and supplements	50,608		48,815		62,193		66,431		61,599
Other operating costs	115,408		110,059		106,219		113,029		108,369
Depreciation and amortization	20,535		23,627		37,563		37,439		36,035

Total operating expenses	358,772		345,041		369,072		378,088		359,367

Operating income	79,575		88,321		68,412		77,327		84,524

Other expense (income):
Interest expense, including amortization of debt issuance costs	26,088		25,056		33,424		45,230		37,737
Loss on extinguishments of debt	5,957		—		1,578		—		—
Other, net	(59)		187		285		(103)		(266)

Total other expenses	31,986		25,243		35,287		45,127		37,471

Income before income taxes and minority interest	47,589		63,078		33,125		32,200		47,053
Provision for income taxes	18,744		24,758		15,039		15,795		21,413
Minority interest, net	—		—		—		282		400

Net income	$28,845		$38,320		$18,086		$16,123		$25,240

Consolidated balance sheet data at period end
Total assets	$445,828		$437,287		$443,352		$455,466		$466,714
Goodwill and other intangibles	210,643		215,680		220,802		233,196		248,580
Total long-term debt and capital lease obligations	525,000		516,000		538,046		566,128		544,627
Member’s deficit	(170,758)		(153,909)		(163,913)		(189,431)		(171,699)
Other operating and financial information data
Earnings to fixed charges (a)	2.8	x	3.5	x	2.0	x	1.7	x	(b )
Pro forma earnings to fixed charges (c)	2.5	x	3.0	x	—		—		—
Operating margin (d)	18.2%		20.4%		15.6%		17.0%		19.0%

(a)	Earnings to fixed charges is defined as income before income taxes and minority interest plus fixed charges, divided by fixed charges. Fixed charges are interest expense including amortization of debt issuance costs, plus one-third of rent expense.
(b)	Not available.
(c)	Our interest expense would have increased by $4,669 and $6,742, respectively, for the years ended December 31, 2003 and December 31, 2002, assuming we had issued our $300 million of 7% Senior Subordinated Notes Due 2013 at the beginning of such periods. Pro forma earnings to fixed charges assumes issuance of said Notes at January 1, 2002.
(d)	Operating margin is operating income as a percentage of total operating revenues.
(e)	We restated our financial statements as of December 31, 2002 and 2001 and for the years then ended. See note 10 to the financial statements. The financial statements as of and for the years ended December 31, 2000 and 1999 also give effect to the restatement adjustments.

Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Morris Publishing was formed in 2001 as “MCC Newspapers, LLC” to own and operate the newspaper business historically operated by our parent, Morris Communications. Discussions of Morris Publishing and our results of operations include the business as previously conducted by the Morris Communications newspaper business segment. We changed our name to Morris Publishing Group, LLC in July 2003.

Morris Publishing is in the business of owning and operating newspapers in mid-sized to small markets across the United States. Our newspapers derive their revenues primarily from advertising and circulation. We also print and distribute periodical publications and operate commercial printing operations as part of our newspaper operations in some of our markets. Other revenues consist primarily of commercial printing revenues. Our primary operating expenses are personnel costs and newsprint, ink and supplements. Newsprint costs have represented 10 – 15% of total operating expenses. For 2003, consumption was approximately 83,000 metric tons of newsprint. Based on the current level of operations, expected annual consumption for 2004 is estimated to be 84,000 metric tons.

Historically, newsprint has been subject to significant price fluctuations from year to year, unrelated in many cases to general economic trends. Supply and demand has typically controlled pricing. Since 1990, quarterly average newsprint costs ranged from $420.0 to $740.0 per metric ton and averaged $534.0 per metric ton during the same period. Newsprint prices were down 20% on average in 2002 compared to 2001. Newsprint prices increased by almost 20% on average in 2003 compared to 2002.

Morris Publishing was formed in late 2001 as part of a corporate reorganization of our parent, Morris Communications and, therefore, does not have a recent operating history as an independent company. Our historical consolidated financial statements contained in this document reflect periods during which we did not operate as an independent company. See Note 1 to consolidated financial statements for the years ended December 31, 2003, 2002, and 2001.

The financial information we have included in this annual report reflects the historical results of operations and cash flows of Morris Publishing with allocations made for corporate and other services provided to us by Morris Communications. Operating costs and expenses reflect our direct costs together with certain allocations by Morris Communications for corporate services, debt and other shared services that have been charged to us based on usage or other methodologies we believe are appropriate for such expenses. In the opinion of management, these allocations have been made on a reasonable basis and approximate all the material incremental costs we would have incurred had we been operating on a stand-alone basis; however, there has been no independent study or any attempt to obtain quotes from third parties to determine what the costs of obtaining such services would have been. See Notes 1 and 8 to Notes to consolidated financial statements for the years ended December 31, 2003, 2002 and 2001.

We restated our financial statements as of and for the years ended December 31, 2002, 2001, 2000 and 1999. See Note 10 to our consolidated financial statements. This management’s discussion and analysis of financial condition and results of operation gives effect to this restatement.

Recent events

On August 7, 2003, Morris Publishing and Morris Communications realigned various aspects of their debt and capital structure, including the following:

• Morris Publishing issued $250.0 million aggregate principal amount of 7% senior subordinated notes due 2013, which constitute some of the original notes.

• Morris Publishing entered into new $400.0 million senior secured credit facilities, which rank senior to the notes, and are guaranteed by Morris Communications and its restricted subsidiaries, including all of our existing subsidiaries.

• Morris Publishing repaid its intercompany debt due to its parent, Morris Communications, which in turn repaid its senior secured credit facilities. As a result, we incurred a non-cash financing loss on extinguishment of debt of approximately $6.0 million related to the write off of the unamortized deferred loan costs. Prior to this repayment, Morris Publishing’s debt due to its parent increased by $18.1 million, which borrowings were used to repay other indebtedness of its parent. As a result, we recorded an $18.1 million distribution to our parent.

• Morris Communications contributed various real estate and trademarks owned by Morris Communications but primarily used in the newspaper business to Morris Publishing (or the appropriate Morris Publishing subsidiary). Morris Publishing distributed to Morris Communications various parcels of real estate and related personal property (or interests in subsidiaries owning such property) that are not part of the newspaper business of Morris Publishing. These contributions and distributions will not effect the consolidated financial statements of Morris Publishing, which treat Morris Publishing historically as the owner of the property received and do not treat Morris Publishing as the owner of the property distributed.

• Morris Publishing entered into a management agreement with Morris Communications, whereby Morris Communications and its subsidiary, MStar Solutions, provide a wide range of management and general corporate services to Morris Publishing for certain fees payable by us. See “Certain relationships and related transactions.”

On September 24, 2003, we issued an additional $50.0 million aggregate principal amount of 7% senior subordinated notes due 2013, which constitute some of the original notes. These notes were issued as part of the same series as the original notes issued on August 7, 2003 (and accrue interest from that same date). The net proceeds from the issuance of these notes were used to reduce existing indebtedness (but not available borrowings) under our new revolving credit facility.

Critical accounting policies and estimates

The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to allowances for doubtful accounts, intangible assets, management fees, income taxes and post-retirement benefits. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from those estimates.

We believe the following critical accounting policies are our most significant judgments and estimates used in the preparation of our consolidated financial statements.

The cost of newsprint inventory is determined by the last-in-first out method. At year end, the newsprint inventory is evaluated and adjusted to the lower of cost or market. Newsprint purchases are combined with those of other newspaper companies to obtain the best price available. The company considers its relationship with newsprint producers to be good. The company has not entered into any derivative contracts for newsprint.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required. We assess, at least annually, the adequacy of our allowances for losses on accounts receivable using a combination of specific identification and the aging of accounts receivable. Payment in advance for some advertising and circulation revenue and credit background checks, have assisted us in maintaining historical bad debt losses of less than 1.0% of revenue.

We have significant intangible assets recorded on our balance sheet. Certain of our newspapers operate in highly competitive markets. Prior to January 1, 2002, we amortized our goodwill and identifiable intangible assets over their estimated useful lives. Upon the adoption, effective January 1, 2002, of a new accounting standard (Statement of Financial Accounting Standards (“SFAS”) No. 142) we ceased amortizing goodwill and now test goodwill and indefinite-lived assets for impairment on an annual basis. Inability to sustain profitable operations in our newspapers could result in a material impairment of our intangible assets in the future.

Operating costs and expenses reflect our direct charges, together with certain allocations by Morris Communications for corporate services, debt and employee benefits that have been charged to us based on usage or other methodologies deemed by management to be appropriate for such expenses. In the opinion of management, these allocations have been made on a reasonable basis and approximate all the material incremental costs we would have incurred had we been operating on a stand-alone basis; however, there has been no independent study or any attempt to obtain quotes from third parties to determine what costs of obtaining such services would have been. Beginning in August 2003, the costs for these services, debt and employee benefits are based on new agreements and could result in a change in expenses incurred (see “—Recent events”). For 2003, the management expenses allocated to us through August 7, 2003 totaled $7.8 million. The management fee under our new management agreement from August 7, 2003 through the end of the year totaled $7.8 million, for total management fees and expenses for the year of $15.6 million. On a pro forma basis, had the management agreement been in place at the beginning of the years 2002 and 2003, our management fees would have been $17.5 million in 2003, an increase of $1.9 million over our actual 2003 results, and $17.4 million in 2002, which was the same as our actual results.

On August 7, 2003, we refinanced substantially all of our long term indebtedness and issued $250 million of our 7% senior subordinated notes due 2013. In September 2003, we issued an additional $50 million of these notes. The fixed interest rate on these long term notes is higher than the floating rates we were previously paying on our floating rate indebtedness. On a pro forma basis, had the refinancing been in place at the beginning of the years 2003 and 2002, our interest expense would have increased by $4.7 million and $6.7 million, respectively. The interest rate on these notes will temporarily increase to 7.25% per annum on May 4, 2004, and will increase an additional 0.25% per annum each 90 days thereafter, to a maximum of 8%, until this exchange offer is completed.

We have significant retiree health care and health and disability plan benefit costs and obligations that are allocated from Morris Communications. Inherent in these allocations are key assumptions including projected costs, discount rates and expected return on plan assets. We are required to consider current market conditions, including changes in interest rates, in selecting these assumptions. Changes in the related retiree health care and health and disability costs or obligations may occur in the future because of changes resulting from fluctuations in our employee headcount and/or changes in the various assumptions.

Consolidated financial and other information

				Percentage change over prior year
	Year ended December 31,			Year ended December 31,
(Dollars in millions)	2003	2002	2001	2003	2002
Operating revenues:
Advertising
Retail	$189.5	$188.4	$191.1	0.6%	(1.4)%
Classified	134.4	130.2	128.0	3.2	1.7
National	24.8	24.4	22.8	1.6	7.0

Total	348.7	343.0	341.9	1.7	0.3
Circulation	71.5	71.9	74.8	(0.6)	(3.9)
Other	18.1	18.5	20.8	(2.2)	(11.1)

Total operating revenues	$438.3	$433.4	$437.5	1.1%	(0.9)%

Operating expenses:
Labor and employee benefits	$172.2	$162.5	$163.1	6.0%	(0.4)%
Newsprint, ink and supplements	50.6	48.8	62.2	3.7	(21.5)
Other operating costs	115.4	110.1	106.2	4.8	3.7
Depreciation and amortization	20.6	23.6	37.6	(13.1)%	(37.2)

Total operating expenses	$358.8	$345.0	$369.1	4.0%	(6.5)%

Circulation:
Daily	686,754	685,558	693,664	0.2%	(1.2)%
Sunday	765,871	766,299	770,459	(0.1)%	(0.5)%

Percentage of total operating revenues

	Years ended December 31,
	2003	2002	2001
Operating revenues:
Advertising
Retail	43.2%	43.5%	43.7%
Classified	30.7	30.0	29.3
National	5.7	5.6	5.2

Total	79.6	79.1	78.2
Circulation	16.3	16.6	17.1
Other	4.1	4.3	4.7

Total operating revenues	100.0%	100.0%	100.0%

Operating expenses:
Labor and employee benefits	39.3%	37.5%	37.3%
Newsprint, ink and supplements	11.5	11.3	14.2
Other operating costs	26.3	25.4	24.3
Depreciation and amortization	4.7	5.4	8.6

Total operating expenses	81.8%	79.6%	84.4%

Results of operations for the years ended December 31, 2003 and December 31, 2002

Operating revenues.

The table below presents operating revenue and related statistics for newspaper operations for the year ended December 31, 2003 compared to the year ended December 31, 2002:

	Years ended December 31,		Change over same period in 2002	Percentage change over same period in 2002
(Dollars in thousands)	2003	2002
Operating revenues:
Advertising
Retail	$189,533	$188,339	$1,194	0.6%
Classified	134,450	130,204	4,246	3.3%
National	24,753	24,433	320	1.3%

Total	348,736	342,976	5,760	1.7%
Circulation	71,518	71,906	(388)	(0.5)%
Other	18,093	18,480	(387)	(2.1)%

Total Operating Revenues	$438,347	$433,362	$4,985	1.2%

Operating revenues increased by $5.0 million, or 1.2%, to $438.3 million for the year ended December 31, 2003 from $433.4 million for the year ended December 31, 2002. This was primarily due to an increase in advertising revenue of $5.8 million, or 1.7%. All categories of advertising revenue showed gains. The increase in advertising revenue was partially offset by $0.4 million, or 0.5% decrease in circulation revenue.

Operating Expenses.

The table below presents operating costs for newspaper operations for the year ended December 31, 2003 compared to the year ended December 31, 2002:

	Year ended December 31,		Change over same period in 2002	Percentage change over same period in 2002
(Dollars in thousands)	2003	2002
Operating expenses:
Labor and employee benefits	$172,221	$162,540	$9,681	6.0%
Newsprint, ink and supplements	50,608	48,815	1,793	3.7%
Other operating costs	115,408	110,059	5,349	4.9%
Depreciation and amortization	20,535	23,627	(3,092)	(13.1)%

Total operating expenses	$358,772	$345,041	$13,731	4.0%

Operating expenses increased by $13.7 million, to $358.8 million for the year ended December 31, 2003 from $345.0 million during the year ended December 31, 2002. Labor and employee benefits increased $9.7 million, or 6.0%, primarily due to higher salaries and rising health care costs. Labor costs accounted for $5.0 million and 51.2% of the overall increase. This represents an overall 3.6% increase in labor costs. The remaining increase is due to the increased costs of health care. Year over year we experienced approximately an 18.4% increase in health care costs. Newsprint, ink and supplements increased by $1.8 million, or 3.7%. This increase was driven largely by a 6.3% increase in the average cost per ton of newsprint, (significantly lower than the overall market increase due to our participation in group purchases with other newspapers beginning in late 2002) offset by a 3.5% decrease in consumption. During 2004, we expect the price of newsprint to increase 10%–15%. Other operating costs increased by $5.3 million, or 4.9%, primarily due to increased costs relating to our shared services initiative. Depreciation and amortization declined $3.1 million, or 13.1%, due primarily to assets that became fully depreciated.

Interest expense. Interest expense, including amortization of debt issuance cost, net of interest income, increased $1.0 million, or 4.1% to $26.1 million for the year ended December 31, 2003. While there was a general decline in short-term interest rates, these were offset by the $300.0 million of indebtedness represented by our 7% senior subordinated notes due 2013. Our interest expenses will continue to rise as we cycle the partial year effect of these notes.

Provision for income taxes. The provision for income taxes decreased by $6.0 million, or 24.3%, to $18.7 million for the year ended December 31, 2003. The decrease in the provision was caused by a decrease in taxable income.

Net income. As a result of the factors described above and a loss of $6.0 million on extinguishment of debt, our net income decreased by $9.5 million, or 24.7%, from $38.3 million for the year ended December 31, 2002.

Results of operations for the years ended December 31, 2002 and December 31, 2001

	Years Ended December 31,		Change over same period in 2001	Percentage change over same period in 2001
(Dollars in thousands)	2002	2001
Operating revenues:
Advertising
Retail	$188,339	$191,197	$(2,858)	(1.5)%
Classified	130,204	127,969	2,235	1.7%
National	24,433	22,781	1,652	7.3%

Total	342,976	341,947	1,029	0.3%
Circulation	71,906	74,756	(2,850)	(3.8)%
Other	18,480	20,781	(2,301)	(11.1)%

Total Operating Revenues	$433,362	$437,484	$(4,122)	(0.9)%

Operating revenues. Operating revenues decreased by $4.1 million, or 0.9%, to $433.4 million in 2002 from $437.5 million in 2001. An increase in advertising revenue of $1.0 million was more than offset by decreases in circulation revenue of $2.9 million and decreases in other revenue of $2.3 million. The decrease in circulation revenue primarily resulted from a shift in sales to independent contractors resulting in lower rates. Circulation declines of 1.2% also contributed to the decrease. The decreases in other revenue resulted from decreases in commercial printing revenue of $1.2 million and revenue from other products of $1.1 million.

	Years Ended December 31,		Change over same period in 2001	Percentage change over same period in 2001
(Dollars in thousands)	2002	2001
Operating expenses:
Labor and employee benefits	$162,540	$163,097	$(557)	(0.3)%
Newsprint, ink and supplements	48,815	62,193	(13,378)	(21.5)%
Other operating costs	110,059	106,219	3,840	3.6%
Depreciation and amortization	23,627	37,563	(13,936)	(37.1)%

Total operating expenses	$345,041	$369,072	$(24,031)	(6.5)%

Operating expenses. Operating expenses decreased by $24.0 million, or 6.5%, to $345.0 million in 2002 from $369.1 million in 2001. This decrease was the result of newsprint, ink and supplements being $13.4 million, or 21.5%, less than the previous year primarily due to decreased newsprint pricing. Other operating costs increased by $3.8 million, or 3.6%, primarily due to our costs associated with the shared services initiative and, to a lesser extent, due to increased costs relating to retiree health care benefits from $0.7 million for the year ended December 31, 2001 to $1.8 million for the year ended December 31, 2002. Additionally, depreciation and amortization of intangibles decreased by $13.9 million, or 37.1%, to $23.6 million in 2002 from $37.6 million in 2001. The decrease in depreciation and amortization was primarily the result of our adoption of SFAS No. 142 on January 1, 2002, which resulted in a reduction of $10.7 million in intangibles amortization. The remaining decrease primarily resulted from a reduction of depreciation expense as a result of assets that became fully depreciated.

Interest expense. Interest expense decreased by $8.4 million, or 25.0%, to $25.1 million in 2002 from $33.4 million in 2001. The decrease is attributed to a decrease in average interest rates and a reduction in average debt outstanding.

Provision for income taxes. The provision for income taxes increased by $9.7 million, or 64.6%, to $24.8 million in 2002 from $15.0 million in 2001. The increase in provision for income taxes was caused primarily by an increase in taxable income of $20.2 million.

Net income. As a result of the factors described above we increased our net income by $20.2 million, or 111.9%, to $38.3 million in 2002 from $18.1 million in 2001.

Liquidity and capital resources

Cash flow generated from operations is the company’s primary source of liquidity. Net cash provided by operations was $ 68.7 million in 2003, up from $ 64.8 million in 2002, and from $60.8 million in 2001. The company expects to fund capital expenditures and other operating requirements with net cash provided by operations. The company has pursued, and will continue to pursue, a business strategy that includes selective acquisitions and new product development. New product development and acquisitions are financed by available cash flow from operations and, if necessary, by borrowing under our $175.0 million revolving credit facility. As of December 31, 2003, we had no borrowings outstanding under our revolving credit facility.

Until August 7, 2003, our revolving credit facilities consisted of a borrowing arrangement with our parent, Morris Communications, which made available to us its borrowing capacity under its revolving credit facility. On August 7, 2003, concurrently with the sale of our 7% senior subordinated notes due 2013 in an aggregate principal amount of $250.0 million, our borrowing arrangement with Morris Communications was replaced by new credit facilities totaling $400.0 million, including a $175.0 million revolving credit facility. See “Description of other indebtedness.” The Term Loan Facility bears interest at (i) LIBOR plus 2.25% or (ii) the applicable federal funds rate plus 0.5% (“ABR”) plus 1.25%. The Revolving Loan Facility bears interest (i) at a spread above a base rate equal to the higher of (x) JPMorgan Chase Bank’s prime lending rate or (y) the ABR, or (ii) at a spread above the Eurodollar rate. The spread applicable to borrowings under the revolving facility will be determined by reference to our total debt to cash flow ratio. The spread applicable for ABR borrowings will range from 1.0% to 1.5%. The spread applicable for Eurodollar rate borrowings will range from 2.0% to 2.5%. We have agreed that, for a period of six months after the August 7, 2003 closing date of the senior secured credit facilities, the spread on ABR borrowing will be 1.25% and the spread on Eurodollar rate borrowings will be 2.25%.

The Term Loan Facility requires the following principal amortization: 2003- none; 2004,-$562,500; 2005-2010,-$2.25 million per year, and the remaining principal amount of $210.9 million in 2011.

On September 24, 2003, we issued an additional $50.0 million aggregate principal amount of our 7% senior subordinated notes due 2013.

We believe that cash on hand, cash flows provided from operating activities and amounts available as revolving credit under our new credit facilities will be sufficient to meet our operating requirements for the next three years.

Our primary needs for cash are funding operating expenses, debt service on the new credit facilities and these notes, capital expenditures, income taxes, dividends and loans to affiliates, acquisitions and working capital. We have pursued, and will continue to pursue, a business strategy that includes selective acquisitions and new product development. However, we cannot assure you that we will not require additional financing and may need additional funds to pursue our strategy of selected acquisitions, to respond to competitive pressures or to respond to unanticipated circumstances. We cannot assure you that additional funding will be available on attractive terms or at all.

In past periods, we have paid significant distributions to Morris Communications. Future distributions will be limited by the terms of the indenture for our 7% Senior Subordinated Notes due 2013. We expect to pay distributions or make loans to affiliates as permitted by the indenture to fund cash needs for general business purposes, capital expenditures and acquisitions by Morris Communications and its other operating subsidiaries. Morris Communications anticipates capital expenditures of approximately $15.0 million and $10.0 million in 2004 and 2005 for MStar Solutions’ Shared Services Center and technology infrastructure. Although near term costs will increase as Morris Communications brings the Shared Services Center online, all of these initiatives, which are anticipated to be fully implemented by the end of 2005, are expected to result in aggregate annual cost savings of up to $10.0 million for the company. Any loans to Morris Communications or its operating subsidiaries are expected to be made at interest rates equal to our cost of borrowing under our new credit facilities. Any such loans may utilize borrowing capacity under our new credit facilities that may otherwise have been available for our business purposes. As of December 31, 2003, we had outstanding loans due from Morris Communications of $4.5 million.

We expect that our capital expenditures will approximate $20.0 to $25.0 million in 2004, 2005 and 2006, respectively. These amounts will be used primarily to upgrade existing production facilities and for new technology infrastructure at those locations.

Cash flows for the years ended December 31, 2003, 2002 and 2001.

The following table presents our net cash flows provided by (used in) operating, investing and financing activities for the years 2003,2002 and 2001.

				Percentage change over prior year
(Dollars in thousands)	Years ended December 31:			Years ended December 31:
	2003	2002	2001	2003	2002
Operating activities	68.7	64.8	60.8	6.0%	6.6%
Investing activities	(22.3)	(16.8)	(36.9)	32.7%	(54.5)%
Financing activities	(47.0)	(48.2)	(27.6)	(2.5)%	74.6%

Operating activities. Net cash flows provided by operating activities increased by $3.9 million to $68.7 million in 2003. The increase was primarily due to increases in accrued interest, accounts payable, post-retirement obligations, other liabilities and a decrease in inventories offset by increases in accounts receivable and other assets. Net cash flows provided by operating activities were $64.8 million and $60.8 million for the years ended December 31, 2002 and December 31, 2001, respectively. The $4.0 million increase in net cash flows was attributable to an increase in net income of $20.2 million caused primarily by a decrease in newsprint, ink and supplements expenses and interest expense, partially offset by a $13.9 million decrease in depreciation and amortization expense.

Investing activities. Net cash flows used in investing activities increased by $5.5 million to $22.3 million in 2003. During 2003, cash required for investing activities was primarily for the purchase of $17.7 million of property, plant and equipment, and a loan to our parent of $4.5 million. Net cash flows used in investing activities were $16.8 million and $36.9 million for the years ended December 31, 2002 and December 31, 2001, respectively. The decrease in net cash flows used of $20.1 million primarily resulted from proceeds of $11.9 million from the sale and subsequent leaseback of our Savannah production facility in 2002 compared to our 2001 purchase of the minority stake in Athens Newspapers, Inc. for $11.3 million. Our capital expenditures increased by $1.7 million in 2002, from $26.8 million in 2001.

Financing activities. Net cash flows used in financing activities decreased by $1.2 million from $48.2 million in 2002 to $47.0 million in 2003. During 2003, the company repaid $516.0 million of debt due Morris Communications, and issued $525.0 million of long term debt. Additional debt issuance cost amounted to $12.7 million. We also made distributions to our parent of $43.34 million.

As of December 31, 2003, our total debt was $525.0 million and our annualized cost of debt capital was approximately 4.6%. Approximately $125.0 million could be borrowed and used for general corporate purposes under the most restrictive covenants in our debt arrangements. As of December 31, 2003, our parent and we were in compliance with all covenants under our debt arrangements.

Net cash flows used in financing activities were $48.2 million and $27.6 million for the years ended December 31, 2002 and December 31, 2001, respectively. The change in net cash flows resulted from reduced repayments of long-term borrowings to our parent, which was more than offset by increased distributions to our parent.

As of December 31, 2002, our total debt was $516.0 million and our cost of debt capital was approximately 4.5%. Approximately $84.0 million could be borrowed and used for general corporate purposes under the most restrictive covenants in our debt arrangements. As of December 31, 2002, we and our parent were in compliance with all covenants under our debt arrangements.

Inflation

The impact of inflation on our operations was immaterial for all periods presented. In the past the effects of inflation on operating expenses have been substantially offset by our ability to increase advertising rates. No assurances can be given that we can pass such cost increases through to our customers in the future.

Seasonality

Newspaper companies tend to follow a distinct and recurring seasonal pattern. The first quarter of the year tends to be the weakest quarter because advertising volume is then at its lowest level. Correspondingly, the fourth quarter tends to be the strongest quarter as it includes heavy holiday season advertising. As a result, our consolidated results may not be comparable from quarter to quarter.

Recent Accounting pronouncements

In November 2002, The FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other and Interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34.” The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements. It also requires a guarantor to recognize a liability for the fair market value of the obligation undertaken in issuing the guarantee at the inception of the guarantee. The initial recognition and measurement provisions are effective for guarantees issued or modified after December 31, 2002. This interpretation is not expected to have a material effect on our financial position, results of operations, or cash flows.

In January 2003, as revised in December 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. The interpretation requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support form other parties. This interpretation is effective for the periods ending after December 15, 2003 for certain types of entities ad after March 15, 2004 for other types of entities. This interpretation is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

Item 7A—Quantitative and Qualitative Disclosures about Market Risk

We are exposed to the impact of changes in interest rates. In the normal course of business, we have insured against spikes in interest rates through the use of interest rate caps. The table below provides the expected maturity and fair value of the our debt (dollars in thousands) as of December 31, 2003. See Note 5 to our consolidated financial statements for December 31, 2003, 2002 and 2001.

Contractual obligations

At December 31, 2003 the aggregate maturities on our long term debt for the next five years and thereafter are as follows:

(Dollars in thousands)
		Payments Due By Period:
Contractual obligations	Balance at December 31, 2003	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Long-term debt at variable rates	$225,000	$563	$4,500	$4,500	$215,437
Interest rate at December 31, 2003	3.4%	3.4%	3.4%	3.4%	3.4%
Long term debt at fixed rate	$300,000	—	—	—	$300,000
Interest rate	7%	—	—	—	7%
Operating leases to Morris
Communications and affiliates	10,175	1,100	2,200	2,200	4,675
Other operating leases	1,084	1,054	30	—	—

Total payments due	$536,259	$2,717	$6,730	$6,700	$520,112

At December 31, 2003, under our $400.0 million bank credit facilities, we had a $225.0 million term loan outstanding and had no outstanding amounts under the $175.0 million revolving credit facility. The interest rates on loans under our bank credit facilities are determined with reference to a spread above either LIBOR, the federal funds rate or JPMorgan Chase Bank’s prime lending rate. The spread applicable to any borrowings under our revolving credit facility is determined by reference to our trailing total debt to cash flow ratio. For further details on the interest rate alternatives and spreads, see “Description of other indebtedness.”

Because LIBOR, the federal funds rate or the JPMorgan Chase Prime Rate may increase or decrease at any time, we are exposed to market risk as a result of the impact that changes in these base rates may have on the interest rate applicable to borrowings under the bank credit facilities. Increases in the interest rates applicable to borrowings under the bank credit facilities would result in increased interest expense and a reduction in our net income. As of December 31, 2003, the interest rate on our term loan was 3.4375%, base upon a spread above LIBOR. For each 100-basis point increase in LIBOR, the annual interest payable on our $225.0 variable rate term loan would increase $2.25 million (assuming that the applicable federal funds rate would not produce a lower effective interest rate).

Under the terms of our senior secured credit facility, we must maintain certain levels of interest rate protection. The following interest rate caps were owned or held for our benefit as of December 31, 2003 (dollars in thousands):

Notional	Expiring	Strike
$ 45,000	January 2004	Three-month LIBOR 8%
100,000	February 2004	Three-month LIBOR 7%
25,000	April 2005	One-month LIBOR 7%

$170,000

Although these interest rate caps are effective as hedges from an economic perspective, they do not qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The fair value of these interest rate caps as of December 31, 2003 was nominal, and the losses recorded for the three year period ended December 31, 2003 was nominal.

Item 8—Financial Statements and Supplementary Data

Independent auditors’ report

To Morris Communications Company, LLC and Morris Publishing Group, LLC:

We have audited the accompanying consolidated balance sheets of the Morris Publishing Group, LLC (formerly the Morris Communications Company, LLC newspaper business segment) as of December 31, 2003 and 2002 and the related consolidated statements of income, member’s deficit, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Morris Publishing Group, LLC as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Morris Publishing Group, LLC changed its method of accounting for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards No. 142, and the classification of loss on the extinguishment of debt in accordance with Statement of Financial Accounting Standards No. 145.

As discussed in Note 10, the accompanying 2002 and 2001 consolidated financial statements have been restated.

Deloitte & Touche LLP

/s/    Deloitte & Touche LLP

Atlanta, Georgia

April 23, 2004

Morris Publishing Group, LLC

(Formerly Morris Communications Company, LLC

Newspaper Business Segment)

Consolidated balance sheets

(Dollars in thousands)	December 31,
	2003	2002
		(As restated, See Note 10)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,342	$7,993
Accounts receivable, net of allowance for doubtful accounts of $2,793 and $2,596 at December 31, 2003 and 2002, respectively	52,042	49,882
Inventories	3,796	4,619
Deferred income taxes	2,458	2,597
Prepaid and other current assets	1,086	965

Total current assets	66,724	66,056

INTEREST-BEARING RECEIVABLE FROM MORRIS COMMUNICATIONS	4,500	—
NET PROPERTY AND EQUIPMENT	150,350	147,983
OTHER ASSETS:
Goodwill	184,770	184,770
Intangible assets, net of accumulated amortization of $47,257 and $42,257 at December 31, 2003 and 2002, respectively	25,873	30,910
Deferred loan costs and other assets, net of accumulated loan amortization of $576 and $1,355 at December 31, 2003 and 2002, respectively	13,611	7,568

	224,254	223,248

Total assets	$445,828	$437,287

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$7,542	$4,852
Accrued interest	8,989	—
Accrued interest due to Morris Communications	—	3,756
Current maturities of long-term debt	563	—
Due to Morris Communications	331	—
Deferred revenues	16,678	15,607
Accrued employee costs	10,590	10,734
Other accrued liabilities	2,083	1,561

Total current liabilities	46,776	36,510
LONG-TERM DEBT	524,437	—
LONG-TERM DEBT DUE TO MORRIS COMMUNICATIONS	—	516,000
DEFERRED INCOME TAXES, LESS CURRENT PORTION	22,528	19,671
POSTRETIREMENT BENEFITS DUE TO MORRIS COMMUNICATIONS	19,547	16,851
OTHER LONG-TERM LIABILITIES	3,298	2,164

Total liabilities	$616,586	$591,196
COMMITMENTS AND CONTINGENCIES MEMBER’S DEFICIT	(170,758)	(153,909)

Total liabilities and member’s deficit	$445,828	$437,287

See notes to combined financial statements.

Morris Publishing Group, LLC

(Formerly Morris Communications Company, LLC

Newspaper Business Segment)

Consolidated statements of income

(Dollars in thousands)	Year Ended December 31,
	2003	2002	2001
		(As restated, See Note 10)	(As restated,) See Note 10)
OPERATING REVENUES:
Advertising	$348,736	$342,976	$341,947
Circulation	71,518	71,906	74,756
Other	18,093	18,480	20,781

Total operating revenue	438,347	433,362	437,484

OPERATING EXPENSES:
Labor and employee benefits	172,221	162,540	163,097
Newsprint, ink and supplements	50,608	48,815	62,193
Other operating costs (excluding depreciation and amortization)	115,408	110,059	106,219
Depreciation and amortization	20,535	23,627	37,563

Total operating expenses	358,772	345,041	369,072

Operating income	79,575	88,321	68,412

OTHER EXPENSES:
Interest expense, including amortization of debt issuance costs	26,088	25,056	33,424
Loss on extinguishment of debt	5,957	—	1,578
Other, net	(59)	187	285

Total other expenses	31,986	25,243	35,287

INCOME BEFORE INCOME TAXES	47,589	63,078	33,125
PROVISION FOR INCOME TAXES	18,744	24,758	15,039

NET INCOME	$28,845	$38,320	$18,086

See notes to combined financial statements.

Morris Publishing Group, LLC

(Formerly Morris Communications Company, LLC

Newspaper Business Segment)

Consolidated statements of member’s deficit

(Dollars in thousands)
JANUARY 1, 2001—As restated, See Note 10	$(191,569)
Net income	18,086
Net change due to allocations and intercompany reimbursements with Morris Communications	7,432

DECEMBER 31, 2001—As restated, See Note 10	(166,051)
Net income	38,320
Net change due to allocations and intercompany reimbursements with Morris Communications	(26,178)

DECEMBER 31, 2002—As restated, See Note 10	(153,909)
Net income	28,845
Net change due to allocations and intercompany reimbursements with Morris Communications	(45,694)

DECEMBER 31, 2003	$(170,758)

See notes to combined financial statements.

Morris Publishing Group, LLC

(Formerly Morris Communications Company, LLC

Newspaper Business Segment)

Consolidated statements of cash flows

(Dollars in thousands)	December 31,
	2003	2002	2001
		(As restated, See Note 10)	(As restated, See Note 10)
OPERATING ACTIVITIES:
Net income	$28,845	$38,320	$18,086
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	20,535	23,627	37,563
Deferred income taxes	974	(2,596)	(5,040)
Amortization of deferred loan costs	1,337	—	—
Loss on disposal of assets	323	96	34
Loss on extinguishment of debt	5,957	—	1,578
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(2,202)	602	4,138
Inventories	823	(186)	1,463
Prepaids and other current assets	(121)	406	318
Other assets	(981)	706	91
Accounts payable	2,690	(502)	(313)
Accrued employee costs	(144)	—	—
Accrued interest	5,233	1,600	1,501
Deferred revenues and other liabilities	1,577	814	707
Postretirement obligations due to Morris Communications	2,696	1,806	716
Other long-term liabilities	1,134	96	(6)

Net cash provided by operating activities	68,676	64,789	60,836
INVESTING ACTIVITIES:
Capital expenditures	(17,704)	(28,535)	(26,764)
Proceeds from sale of assets	—	511	1,150
Proceeds from sale of leaseback	—	11,856	—
Purchase of minority interest of subsidiary	—	—	(11,250)
Interest-bearing receivable from Morris Communications…	(4,500)	—	—
Acquisitions of businesses, net of cash acquired	(100)	(589)	—

Net cash used in investing activities	(22,304)	(16,757)	(36,864)
FINANCING ACTIVITIES:
Repayment of debt due Morris Communications	(516,000)	(22,046)	(35,076)
Payment of debt issuance costs	(12,683)	—
Net proceeds of long-term debt	525,000	—	—
Net change due to allocations and intercompany reimbursements with Morris Communications	(43,340)	(26,178)	7,432

Net cash used in financing activities	(47,023)	(48,224)	(27,644)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(651)	(192)	(3,672)
CASH AND CASH EQUIVALENTS, beginning of period	7,993	8,185	11,857

CASH AND CASH EQUIVALENTS, end of period	$7,342	$7,993	$8,185

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$19,587	$23,456	31,923
Income taxes paid to Morris Communications	$17,770	$27,354	20,078

See notes to combined financial statements.

Morris Publishing Group, LLC

(Formerly Morris Communications Company, LLC

Newspaper Business Segment)

Notes to consolidated financial statements as of years ended December 31, 2003, 2002 and 2001

(Dollars in Thousands)

1. Nature of operations and summary of significant accounting policies

Basis of Presentation and Nature of Operations—These consolidated financial statements of Morris Publishing Group, LLC (“Morris Publishing” or the “Company”) include the accounts of certain newspaper assets and operations of Morris Communications Company, LLC that operated as part of its newspaper business segment, prior to the formation of the Company in 2001. These assets and operations were contributed to the Company in 2001.

The Company is a wholly owned subsidiary of Morris Communications Company, LLC (“Morris Communications” or the “Parent”) formed in 2001 as “MCC Newspapers, LLC”. In July 2003, MCC Newspapers, LLC was renamed Morris Publishing Group, LLC. The assets and operations of the Morris Communications newspaper business segment have been presented in the accompanying consolidated financial statements as if they were a separate stand-alone entity for all periods presented.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and present the Company’s financial position, results of operations, and cash flows. Significant intercompany transactions have been eliminated in consolidation. As further described in Note 8, certain expenses, assets and liabilities of Morris Communications have been allocated to the Company. These allocations were based on estimates of the proportion of corporate expenses, assets and liabilities related to the Company, utilizing such factors as revenues, number of employees, salaries and wages expenses, and other applicable factors. In the opinion of management, these allocations have been made on a reasonable basis. The costs of these services charged to the Company may not reflect the actual costs the Company would have incurred for similar services as a stand-alone company.

During 2003, the Company and Morris Communications executed various agreements with respect to the allocation of assets, liabilities and costs and define their relationship. See Note 8.

The Company’s various newspapers engage in business activities and incur expenses. These operating results are regularly reviewed by the Company’s chief operating decision maker to make decisions about the resources to be allocated to assess performance. The Company has aggregated its various newspaper operations into a single operating segment, as these newspapers have similar long-term economic characteristics. These economic characteristics include: the nature of the products and production processes, the methods used to distribute their products, and the type or class of customers for their products.

Use of Estimates—The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues—Advertising revenues are recognized when the advertisements are printed and distributed. Circulation revenues are recorded as newspapers are delivered over the subscription term. Amounts billed for circulation and subscriptions prior to such period are recorded as deferred revenues in the accompanying consolidated financial statements. Other revenue is recognized when the related product or service has been delivered.

Cash and Cash Equivalents—The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories—Inventories consist principally of newsprint, prepress costs and supplies, which are stated at the lower of cost or market. The cost of newsprint inventory, which represented approximately 87% and 75% of the Company’s inventory at December 31, 2003 and 2002, respectively, is determined by the last-in, first-out method. Costs for newsprint inventory would have been $989 and $654 higher at December 31, 2003 and 2002, respectively, had the FIFO method been used for all inventories.

Net Property and Equipment—Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the expected useful lives of the assets, which range from seven to forty years for buildings and improvements, five to eleven years for machinery and production equipment, and five to ten years for office equipment, fixtures and vehicles.

The cost and related accumulated depreciation of property and equipment that are retired or otherwise disposed of are relieved from the respective accounts, and the resulting gain or loss is reflected in the results of operations.

Intangible Assets—Intangible assets consist primarily of goodwill, advertiser and subscriber relationships, mastheads, domain names and noncompetition agreements. Mastheads have an indefinite life and are not being amortized. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which eliminated the amortization of goodwill and indefinite-lived intangible assets. Intangible assets with finite lives will continue to be amortized over their estimated useful lives, which generally range from 3 to 20 years. Upon the adoption of SFAS No. 142, the Company discontinued the amortization of goodwill and indefinite-lived intangible assets. Other finite-lived intangible assets, noncompetition agreements and domain names, are amortized on a straight-line basis over the terms of the related agreements or their estimated useful lives.

The Company is required to test its goodwill and indefinite-lived intangible assets (including mastheads) for impairment on an annual basis, which occurs on December 31st. Additionally, goodwill and other indefinite-lived intangible assets are tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company has performed the required impairment tests of goodwill and indefinite-lived intangible assets which resulted in no impairments.

Impairment of Long-Lived Assets —On January 1, 2002, the Company adopted SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets , which addresses financial accounting and reporting for the impairment and disposition of long-lived assets. Long-lived assets, other than indefinite-lived intangible assets, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are reported in the period in which the recognition criteria are first applied, based on the undiscounted cash flows. Long-lived assets and certain intangibles to be disposed of are reported at the lower of carrying amount or estimated fair value less cost to sell. No impairment losses were recognized upon adoption of this standard.

Fair Value of Financial Instruments —The Company’s financial instruments consist primarily of cash equivalents, accounts receivable, accounts payable and long-term debt. In management’s opinion, the fair value of the Company’s bank credit facilities approximate the carrying value. The fair value at December 31, 2003 of the Company’s long-term debt was approximately $528,000, Additionally, in management’s opinion, the carrying amounts of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments.

Income Taxes —The Company is a single member limited liability company and is not subject to income taxes. However, the Company’s results are included in the consolidated federal income tax return of Morris Communications. Tax provisions are settled through the intercompany account and Morris Communications makes income tax payments based on results of the Company. The Company and Morris Communications have entered into a formal tax sharing agreement, under which the Company is required to provide for its portion of income taxes. Under the terms of the agreement, the Company remits taxes for its current tax liability to Morris Communications. Accordingly, the Company recognizes an allocation of income taxes in its separate financial statements in accordance with the agreement.

The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. The recognition of future tax benefits is required to the extent that realization of such benefits is more likely than not.

Member’s Deficit —Member’s deficit includes the original investment in the Company by Morris Communications, accumulated income of the Company, and the distributions to and contributions from Morris Communications, including those arising from the forgiveness of the net intercompany receivables and payables between Morris and the Company. Management of the Company and Morris Communications have agreed that all such intercompany amounts are deemed distributions and contributions. See Note 8.

Due to Morris Communications —Due to Morris Communications represents long-term debt, accrued interest and postretirement benefit obligations allocated from Morris Communications. See Note 8.

Recent Accounting Pronouncements—In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an Interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34. The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements. It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee. The initial recognition and measurement provisions are effective for guarantees issued or modified after December 31, 2002. This interpretation did not have a material effect on the Company’s financial position, results of operations or cash flows.

In January 2003, as revised in December 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. The interpretation requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. This interpretation is effective for the periods ending after December 15, 2003 for certain types of entities and after March 15, 2004 for other types of entities. This interpretation is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

2. Acquisitions

During 2003, 2002 and 2001, the Company acquired the following businesses:

Business	Date Acquired	Percentage Acquired
Girard Press	November 2003	100%
Fall Line	September 2002	100%
Athens Newspapers	September 2000 and January 2001	33.3%

In November 2003, the Company acquired Girard Press, a weekly newspaper located in Girard, Kansas, for cash. The acquisition was accounted for as a purchase and had an aggregate purchase price, including closing costs of approximately $160. Based on a preliminary study, the purchase price was allocated based on the fair value of assets and liabilities acquired. The excess purchase price over fair value of the net assets acquired of $155 was allocated to identifiable intangible assets. The Company is in the process of completing its allocations related to this acquisition.

In September 2002, the Company acquired Fall Line Publishing, a weekly newspaper located in Louisville, Georgia, for cash. The acquisition was accounted for as a purchase and had an aggregate purchase price, including closing costs of approximately $918. The purchase price was allocated based on the fair values of assets and liabilities acquired. The excess purchase price over fair value of the net assets acquired of $742 was allocated $438 to goodwill and $304 to intangible assets.

On January 2, 2001, the Company purchased all of the remaining shares of Athens Newspapers’ common stock held by the minority interest owner for cash of $11,250. The excess of purchase price over fair value of the net assets acquired of $4,125 was allocated to goodwill. This transaction resulted in an additional step-up of the net assets and increased the Company’s ownership percentage to 100% of the outstanding common stock of Athens Newspapers.

The results of operations have been recorded in the consolidated statements of income from the dates of acquisition. The pro forma effect on net income had the acquisitions been reflected as of the beginning of the year acquired and the previously reported year would not have been material.

3. Property and equipment

Property and equipment at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Land	$15,780	$15,511
Buildings and improvements	108,889	106,602
Machinery and production equipment	165,104	147,411
Office equipment, fixtures and vehicles	76,643	71,504
Construction in progress	2,934	15,706

	369,350	356,734
Less accumulated depreciation	(219,000)	(208,751)

	$150,350	$147,983

Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $15,015, $18,073 and $21,035, respectively.

4. Intangible assets

Intangible assets consist primarily of mastheads, subscriber and advertiser relationships, noncompete agreements, domain names and goodwill. On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which eliminated the amortization of goodwill and indefinite-lived intangible assets. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Upon the adoption of SFAS No. 142, the Company discontinued the amortization of goodwill and recognizing any income tax benefit of amortizing goodwill for income tax purposes. Other finite-lived intangible assets, subscriber and advertiser relationships, noncompetition agreements and domain names, are amortized on a straight-line basis over the terms of the related agreements or their estimated useful lives.

Had the Company accounted for goodwill under SFAS No. 142 for all periods presented, the Company’s net income would have been approximately as follows:

	2003	2002	2001
Reported net income	$28,845	$38,320	$18,086
Add: Goodwill amortization, net of income taxes	—	—	6,770

Adjusted net income	$28,845	$38,320	$24,856

Changes in the carrying amount of goodwill for the years ended December 31, 2003, 2002 and 2001 are as follows:

Balance, January 1, 2001:	$187,029

Goodwill acquired	4,072
Amortization of goodwill	(6,770)

Balance, December 31, 2001:	184,331

Goodwill acquired	439
Amortization of goodwill	—

Balance, December 31, 2002:	184,770
Goodwill acquired	—
Amortization of goodwill	—

Balance, December 31, 2003:	$184,770

The Company’s finite-lived intangible assets consist of subscriber and advertiser lists, noncompete agreements and domain names and are being amortized on a straight-line basis over periods from three to twenty years. The Company recorded approximately $5,520, $5,554 and $16,528 of amortization expense during the years ended December 31, 2003, 2002 and 2001, respectively, associated with its finite-lived intangible assets. Mastheads have an indefinite life and are not being amortized.

The gross carrying amounts and related accumulated amortization of the Company’s mastheads, subscriber and advertiser relationships, noncompetition agreements and domain names as of December 31, 2003 and 2002 are as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2003:
Masthead	$5,310	$874	$4,436
Subscriber and advertiser relationships	67,747	46,363	21,384
Noncompetition agreements	10	3	7

Domain names	57	11	46

Total	$73,124	$47,251	25,873

December 31, 2002:
Masthead	$5,310	$874	$4,436
Subscriber and advertiser lists	67,700	41,297	26,403
Noncompetition agreements	100	78	22
Domain names	57	8	49

Total	$73,167	$42,257	$30,910

Estimated amortization expense of the Company’s finite-lived intangible assets for the next five years as of December 31, 2003 is as follows:

2004	$5,497
2005	5,497
2006	5,443
2007	2,948
2008	506

5. Debt

On August 7, 2003, the Company and Morris Communications realigned various aspects of their debt and capital structure, including the following:

The Company issued $250,000 in aggregate principal amount of its 7% Senior Subordinated Notes due 2013 (the “Notes”), issued under an Indenture with Wachovia Bank, National Association as trustee. An additional $50,000 in aggregate principal amount was subsequently issued on September 24, 2003.

The Notes are due in 2013 with interest payments due February 1 and August 1. The first interest payment will be due February 1, 2004. The Company may redeem some or all of the Notes any time on or after August 1, 2008. The Company may also redeem up to 35% of the aggregate principal amount of the Notes using the proceeds of one or more public equity offerings completed before August 1, 2006. The interest rate on the Notes will temporarily increase to 7.25% per annum on May 4, 2004 and will increase an additional 0.25% per annum each 90 days thereafter, to a maximum of 8%, until an exchange offer is completed for Notes registered under the Securities Act of 1933.

As of December 31, 2003, the outstanding principal amount of the Notes issued under the Indenture was $300,000, and the Company was in compliance with all covenants under the Indenture. As of April 22, 2004, the Company had not delivered certification to holders of the Notes with respect to the Company’s 2003 annual financial statements, and had sent a notice of this potential default to the trustee. The Company has not received notification from the trustee or any noteholders of default or a demand to cure a default. The Company expects to cure any default by delivery of these financial statements and the related certifications, before any “Event of Default” arises under the Indenture.

The Company entered into new $400,000 senior secured credit facilities, which rank senior to the Notes, and are guaranteed by Morris Communications and its restricted subsidiaries, including all of the Company’s existing subsidiaries.

The bank credit agreement dated August 7, 2003, consists of a Tranche B $225,000 term loan and a $175,000 revolving credit line. The Tranche B principal payments are due each quarter commencing December 31, 2004, through December 31, 2010, with a final payment due March 31, 2011. The quarterly payments are $563 with final payment being $210,938. The revolving credit loan terminates September 30, 2010. Borrowings under the August 7, 2003, Credit Agreement bear interest at either the alternative base rate (ABR) or the Eurodollar rate, plus applicable margin as defined. The ABR is the greater of the federal funds rate plus 0.5% or prime. The Eurodollar rate is the LIBOR rate. As of December 31, 2003, the interest rate on the Tranche B loan was 3.4375% and the outstanding principal amount was $225,000. As of December 31, 2003, no amount was outstanding on the $175,000 revolving line of credit (all of which was available for future borrowings).

The 2003 Credit Agreement requires, among other things, that the Company and Morris Communications on a consolidated basis (1) maintain a debt-to-cash flow ratio not to exceed 6.00 to 1 initially and adjusting downward periodically to 5.50 to 1 on September 30, 2006, and all times thereafter; (2) maintain a fixed charge coverage ratio greater than or equal to 1.05 to 1 initially and adjusting upward to 1.15 to 1 on March 31, 2006, and all times thereafter; (3) maintain an interest coverage ratio to be greater than or equal to 2.25 to 1 initially and adjusting upward to 2.50 to 1 on September 30, 2005, and all times thereafter. At December 31, 2003, the Company and Morris Communications were in compliance with all covenants under the 2003 Credit Agreement. On April 13, 2004, Amendment No. 1 to the Credit Agreement was executed to amend representations of the Company related to its financial statements, to extend deadlines related to delivery of 2003 financial statements and to waive potential defaults related to delivery of financial statements to holders of the Company’s notes. The Company is in compliance with all covenants under the 2003 Credit Agreement, as amended.

The Company repaid its intercompany debt due to its parent, Morris Communications, which in turn repaid its existing senior secured credit facilities. As a result, the Company incurred a non-cash financing loss on extinguishment of debt of approximately $5,957 related to the write-off of the unamortized deferred loan costs. Prior to this repayment, the Company’s debt due to its parent increased by $18,100, which borrowings were used to repay other indebtedness of its Parent. As a result, the Company recorded an $18,100 distribution to its parent. See Note 8.

As of December 31, 2003, the aggregate maturities of long-term debt for the next five years and thereafter are as follows:

2004	$563
2005	2,250
2006	2,250
2007	2,250
2008	2,250
Thereafter	515,437

$525,000

6. Income taxes

The components of the Company’s income tax provision for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Current tax provision:
Federal	$15,016	$23,114	$16,965
State	2,754	4,240	3,112

	17,770	27,354	20,077

Deferred tax provision (benefit):

Federal	823	(2,129)	(4,258)
State	151	(467)	(781)

	974	(2,596)	(5,039)

Total income tax provision	$18,744	$24,758	$15,038

A reconciliation of income tax provision, computed by applying the statutory federal income tax rate of 35% to income before income taxes and minority interest for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
Tax provision at statutory rate	$16,656	$22,077	$11,593
State tax provision, net of federal benefit	1,856	2,460	1,332
Nondeductible intangible assets	—	—	1,903
Meals and entertainment expenses	232	221	211

	$18,744	$24,578	$15,039

The net deferred tax liabilities as of December 31, 2003 and 2002 are comprised of the following:

	2003	2002
Current deferred tax assets:
Provision for doubtful accounts	$1,111	$1,023
Other accrued expenses	1,347	1,574

Total current deferred tax assets	2,458	2,597

Noncurrent deferred tax assets (liabilities):
Intangible assets	(14,562)	(15,459)
Depreciation and amortization	(16,872)	(12,624)
Postretirement benefits	7,604	6,555
Other accrued expenses	1,302	1,857

Total noncurrent deferred tax liabilities	(22,528)	(19,671)

Net deferred tax liability	$(20,070)	$(17,074)

Management believes that realization of its deferred tax assets is more likely than not; therefore, the Company did not record any valuation allowance against these deferred tax assets as of December 31, 2003.

7. Member’s deficit

Member’s deficit includes the original investment in the Company by Morris Communications, accumulated income of the Company, and the distributions to and contributions from Morris Communications, including those arising from the forgiveness of the net intercompany receivables and payables between Morris Communications and the Company from transactions described in Note 8.

8. Transactions with Morris Communications

The Company receives certain services from, and has entered into certain transactions with, Morris Communications. Costs of the services that are allocated to the Company are based on actual direct costs incurred or on Morris Communications’ estimate of the proportion of expenses incurred by Morris Communications that relate to the services provided to the Company. Morris Communications utilized factors such as percentage of revenues, number of employees and other applicable factors in estimating the proportion of corporate expenses to allocate to the Company. The Company believes that these allocations were made on a reasonable basis, and approximate all of the material incremental costs it would have incurred had it been operating on a stand alone basis; however, there has been no independent study or any attempt to obtain quotes from third parties to determine what the costs of obtaining such services from third parties would have been.

Cash Management —Until August 2003, the Company’s cash was immediately transferred to Morris Communications, which used the cash to meet its and the Company’s obligations. The net amounts due to and (due from) Morris Communications, which have been deemed contributions from (distributions to) Morris Communications were approximately $(45,694) and $(26,178) for the years ended December 31, 2003 and 2002, respectively. The following table provides a reconciliation of the transactions recorded through member’s deficit during the years ended December 31, 2003 and 2002:

For the Year Ended December 31, 2003:
Management Fee	$7,845
Technology and Shared Services Fee	9,645
Employer 401(k) Contribution	2,274
Workers’ Compensation Expense	743
Taxes – Current Provision	17,770
Interest Expense	14,019
Net Cash Provided from Operations	(123,977)
Net Cash Used in Investing	22,304
Net Proceeds Long Term Debt	3,683

Net Distribution to Morris Communications	$(45,694)

For the Year Ended December 31, 2002:
Management Fee	$17,359
Technology and Shared Services Fee	10,798
Employer 401(k) Contribution	4,164
Workers’ Compensation Expense	2,012
Taxes – Current Provision	27,354
Interest Expense	25,056
Net Cash Provided from Operations	(151,724)
Net Cash Used in Investing	16,757
Net Proceeds Long Term Debt	22,046

Net Distribution to Morris Communications	$(26,178)

Additionally, the Company had amounts due to Morris Communications of $0, $516,000 and $538,046 related to allocated long-term debt, $0, $3,756 and $2,156 related to allocated accrued interest on the long-term debt, $19,547, $16,851 and $15,045 of allocated postretirement obligations, and $2,024, $2,109 and $1,848 included in other accrued liabilities of allocated health and disability obligations as of December 31, 2003, 2002 and 2001, respectively.

Management Fee —The Company was charged with certain corporate allocations from Morris Communications. Prior to August 7, 2003, these allocations were based on a combination of specifically identified costs, along with an estimate of 60% of the non-

identifiable expenses relating to the Company. Subsequent to August 7, 2003, a fee equal to 4% of the revenues is charged to the Company, as defined in the management agreement. These corporate allocation expenses totaled $15,572, $17,359 and $18,303 for the years ended December 31, 2003, 2002 and 2001, respectively, and represent corporate costs incurred by Morris Communications on behalf of the Company, including executive, legal, secretarial, tax, internal audit, risk management, employee benefit administration, airplane usage and other support services.

Technology and Shared Services Fee —The Company was charged with certain technology and shared services allocated from Morris Communications. These costs were allocated at 100% prior to August 7, 2003. Subsequent to August 7, 2003, these costs were allocated based on actual costs, as defined in the management agreement. These technology and shared services expenses incurred by Morris Communications on behalf of the Company totaled $18,308, $10,798 and $4,448 for the years ended December 31, 2003, 2002, and 2001 respectively.

Debt and Debt Related Allocations —The Company also charged corporate interest and amortization expense based on the corporate debt and related deferred debt cost allocations of Morris Communications to the Company. Prior to August 7, 2003, the Company was allocated Morris Communications’ debt, deferred debt costs, interest and amortization expenses. The allocated portion of Morris Communications’ debt is presented as due to Morris Communications and the deferred debt costs are presented as part of deferred loan costs and other assets on the accompanying consolidated financial statements. Interest expense, including amortization of debt issuance costs, recorded by the Company related to this debt was $14,019, $25,056 and $33,424 for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in interest expense in the accompanying consolidated financial statements.

The Company was allocated long-term debt totaling $516,000 at December 31, 2002, which is recorded as long-term debt due to Morris Communications in the accompanying consolidated financial statements. The related unamortized deferred loan costs allocated to the Company were $6,833 as of December 31, 2002, which is included in deferred loan costs and other assets in the accompanying consolidated financial statements. On August 7, 2003, the Company and Morris Communications realigned various aspects of their debt and capital structure. As part of this realignment, all outstanding principle and interest amounts related to the long-term debt due to Morris Communications was repaid. Additionally, all related unamortized, deferred loan costs were written off and recorded as a loss on extinguishment of debt. See Note 5.

The borrowings under the long-term debt due to Morris Communications, which mirrored the terms of Morris Communications’ long-term debt with an unrelated third party, bear interest at either the alternative based rate (“ABR”) or the Eurodollar rate, plus applicable margin, as defined in the third party agreement. The ABR is the greater of the federal funds rate plus 0.5% or prime. The Eurodollar rate is the LIBOR rate. The weighted average interest rate on the long-term debt due to Morris Communications as December 31, 2002 was 4.37%.

Employees’ 401(k) Plan —Historically, the Company has participated in Morris Communications’ deferred compensation 401(k) plan, which is available to all employees. Under this plan, contributions by employees to the 401(k) plan are matched by Morris Communications up to 5% of pay. Expenses were allocated to the Company based on specific identification of employer matching contributions of $4,062, $4,164 and $3,965 for the years ended December 31, 2003, 2002 and 2001, respectively.

Retiree Health Care Benefits —Historically, the Company has participated in Morris Communications’ retiree health care plan, which provides certain health care benefits for eligible retired employees and their dependents. In June 2003, Morris Communications and the Company formally amended the plan, which requires the Company to be separately liable for its portion of the postretirement benefit obligation. Accordingly, the Company and Morris Communications completed a formal actuarial valuation of the postretirement obligation for the Company as of and for the year ended December 31, 2003.

Under Morris Communications’ plan, full-time employees who were hired before January 1, 1992 and retire after ten years of service are eligible for these benefits. Full-time employees hired on or after January 1, 1992 must have 25 years of service to be eligible. Generally, this plan pays a percentage of most medical expenses (reduced for any deductible) after payments made by government programs and other group coverage. This plan is unfunded. Expenses related to this plan have been allocated to the Company based on total headcount. The expenses allocated to the Company, and the related contributions recorded were $2,697, $1,806, and $716 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company was also allocated its portion of the postretirement benefit obligation. The amounts allocated to the Company, based on total headcount, were $19,547, $16,851, and $15,045 as of December 31, 2003, 2002 and 2001, respectively.

The following is a reconciliation of the benefit obligation and accrued benefit cost for which the Company is separately liable for as of and for the year ended December 31, 2003:

Change in benefit obligation:
Benefit obligation at beginning of year	$28,547
Service costs	617
Interest costs	2,130
Participant contributions	587
Actuarial loss	5,261
Benefit payments	(1,432)

Benefit obligation at end of year	$35,710

Reconciliation of accrued benefit cost:
Accrued postretirement benefit cost at beginning of year	$16,851
Net periodic postretirement benefit cost for 2003	3,541
Net benefit payments during 2003	(845)

Accrued postretirement benefit cost at end of year	$19,547

Components of net periodic benefit cost:
Service cost	$617
Interest cost	2,130
Amortization of prior service cost	794
Recognized net actuarial loss	—

Net periodic benefit cost	$3,541

The principal assumptions used in determining postretirement benefit obligations for the Company’s plan as of December 31, 2003 and 2002 are as follows:

	2003	2002
Discount rate	6.25%	6.75%

Health care cost increase rate:
Following year	11.00%	12.00%

Decreasing to the year 2010	5.00%	5.00%

As an indicator of sensitivity, increasing the assumed health care cost trend rate by 1% in 2003 would have increased the benefit obligation as of December 31, 2003, by $2,314 and the aggregate of benefits earned and interest components of 2003 net postretirement benefit expense by $196. Decreasing the assumed health care cost trend rate by 1% in 2003 would have decreased the benefit obligation as of December 31, 2003 by $2,241 and the aggregate of benefits earned and interest components of 2003 net postretirement benefit expense by $196.

Health and Disability Plan —The Company has participated in Morris Communications’ health and disability plan for active employees. Accordingly, Morris Communications has allocated to the Company certain expenses associated with the payment of current obligations and the estimated amounts incurred but not yet reported. In June 2003, Morris Communications and Company formally amended the plan, which requires Morris Communications and the Company to be separately liable for its portion of the postretirement benefit obligation. Accordingly, the Company and Morris Communications completed a formal actuarial valuation of the costs incurred but not yet reported. The expense allocated to the Company, based on the formal actuarial valuation or total headcount, was $12,212, $12,793 and $12,580 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company was also allocated its portion of the health and disability obligation. The amounts allocated to the Company, based on the formal actuarial valuation or total headcount, was $2,025 and $2,109 as of December 31, 2003 and 2002, respectively.

Workers’ Compensation Expense —The Company has participated in Morris Communications’ worker’s compensation self-insurance plan. Accordingly, Morris Communications has allocated to the Company certain expenses associated with the payment of current obligations and the estimated amounts incurred but not yet reported. The expenses allocated to the Company, based on a percentage of total salaries expense, was $1,753, $2,012 and $1,932 for the years ended December 31, 2003, 2002 and 2001, respectively.

Property and Equipment —Historically, the Company has occupied and utilized certain property and equipment owned by the parent. Title to this property and equipment, along with the related depreciation and amortization, was passed to the Company on August 7, 2003. The Company was allocated $1,047 prior to the transfer in 2003 and $3,373 in depreciation and amortization expense for the twelve months ended December 31, 2003 and 2002. Morris Communications conveyed legal title to the Company of the net property and equipment of $28,954 as of August 7, 2003, which is included in property and equipment in the accompanying financial statements.

Loan Receivable from Morris Communications —The Company is permitted to loan up to $40 million to Morris Communications, LLC or any of its wholly-owned subsidiaries outside the Publishing Group. The Company distinguishes between intercompany transactions incurred in the ordinary course of business and settled on a monthly basis (which do not bear interest) and those of a more long-term nature which are subject to an interest accrual.

The interest-bearing portion of the intercompany receivable from Morris Communications bears interest at the same rate as the borrowings under the Credit Agreement (for 2003, this rate was LIBOR + 2.25%). Interest is accrued on the average outstanding long-term balance each month. As of December 31, 2003, $4,500 was outstanding as an intercompany interest-bearing receivable due from Morris Communications. The Company has recorded $103 in interest income related to these borrowings during 2003.

9. Commitments and contingencies

Leases —In December 2002, the Company sold its recently completed facility in Savannah, Georgia to an affiliated party at carrying value for cash of $11,856, and entered into a 10 year operating lease expiring on December 31, 2012. The Company is required to make equal monthly payments of $92 beginning January 1, 2003, and continuing on the first date of each subsequent year during the term of this lease. Beginning on January 1, 2004 and January 1 of each subsequent month during the lease term the annual base rent shall increase by the lesser of (i) four percent, and (ii) by the percentage increase in the Consumer Price Index for the preceding calendar year.

The Company leases certain buildings, data processing and transportation equipment under noncancelable operating lease agreements expiring on various dates through December 2102. Aggregate future minimum lease payments for the next 5 years under noncancelable operating leases as of December 31, 2003 are as follows:

	Operating Leases to Morris Communications and Affiliates	Other Operating Leases	Total
2004	$1,100	$932	$2,032
2005	1,100	621	1,721
2006	1,100	457	1,557
2007	1,100	404	1,504
2008	1,100	396	1,496
Thereafter	5,500	—	5,500

Total	$11,000	$2,810	$13,810

Total rent expense under operating leases was approximately $2,651, $1,687 and $1,611 for the years ended December 31, 2003, 2002 and 2001, respectively.

Litigation and Claims —The Company is the defendant or plaintiff in lawsuits related to normal business operations. In management’s opinion, the outcome of these matters will not have a material effect on the Company’s operations or financial position.

Environmental Matters —The nature of the Company’s operations exposes it to certain risks of liabilities and claims with respect to environmental matters. The Company does not believe that environmental compliance requirements are likely to have a material effect on it. The Company cannot predict what additional environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted, or the amount of future expenditures that may be required in order to comply with these laws. There can be no assurance that future environmental compliance obligations or discovery of new conditions will not arise in connection with the Company’s operations or facilities and that these would not have a material adverse effect on the Company’s business, financial condition or results of operations.

10. Restatement

Subsequent to the issuance of the Company’s 2002 financial statements, the Company’s management determined that the allocations made to goodwill and intangible assets for certain acquisitions accounted for under the purchase method of accounting required revision. Prior to this revision, the Company made an allocation primarily to goodwill. Approximately 80% of the Company’s unamortized goodwill and intangible assets as December 31, 2002 related to two transactions. These were the acquisition of Florida publishing Company in 1983 and the acquisition of Stauffer Communications in 1995. In making this revision, the Company utilized a 1983 appraisal related to the 1983 acquisition of Florida Publishing Company, which identified intangible assets. Goodwill and intangible assets recorded for this transaction totaled $148 million, of which $73 million (49%) was identified as intangible assets including assembled workforce, advertisers and subscribers, morgue and distribution system. All of the identifiable intangible assets resulting from this 1983 acquisition would have been fully amortized for financial reporting purposes as of December 31, 2001. While the Company had an appraisal to identify the tangible assets acquired in connection with the 1995 Stauffer Communications acquisition, the Company had not previously had any appraisal performed to identify intangible assets. In 2004, the Company engaged a third party appraisal company to identify and value intangible assets. The intangible assets identified and reallocated as a result of this appraisal totaled $64 million, which represented approximately 34% of total identified intangibles and goodwill related to this transaction. The intangible assets identified in this appraisal included subscribers/advertisers relationships, library/morgue, assembled workforce and mastheads with estimated useful lives ranging from 12 to 40 years. For all other newspaper acquisitions, the Company used the information from these two appraisals and market analysis to allocate previously reported goodwill to identified intangible assets. The Company has made an adjustment to December 31, 2000 Member’s Deficit for the additional amount of amortization expense that would have been recorded related to these intangible assets as of December 31, 2000. The Company has recorded additional amortization related to these intangible assets for the years ended December 31, 2001 through December 31, 2003. As a result, goodwill, intangible assets, deferred taxes, member’s deficit and amortization expense have been restated form the amounts previously reported to be in accordance with accounting standards generally accepts in the United State of America. The decrease in goodwill was primarily attributable to amounts being allocated from goodwill to identifiable intangible assets.

A summary of the significant effects of the restatement is as follows:

	2002		2001
	As Previously Reported	As Restated	As Previously Reported	As Restated
At December 31:
Intangible assets	$107	$30,910	$149	$36,471
Goodwill	258,656	184,770	258,240	184,331
Deferred taxes	20,261	17,074	20,718	19,669
Member’s deficit	(114,013)	(153,909)	(129,514)	(166,051)
For the year ended December 31:
Depreciation and amortization	18,129	23,627	31,817	37,563
Operating income	93,819	88,321	74,156	68,412
Net income	41,679	38,320	21,980	18,086

Item 9—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A—Controls and Procedures

Our management carried out an evaluation, with the participation of our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures as of December 31, 2003. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were effective to ensure that information required to be disclosed by the company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission. There were no changes in our internal control over financial reporting during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

The Company in consultation with its audit firm determined that its financial statements required adjustment to properly state goodwill and intangible assets acquired during previous business combinations.

Based upon the Company’s most recent Disclosure Controls evaluation, including an analysis of the reasons underlying the error regarding the allocation of purchase price to identifiable intangible assets and goodwill, the CEO and CFO have concluded that, as of December 31, 2003, the Company’s Disclosure Controls were effective at the reasonable assurance level to satisfy their objectives and to ensure the information required to be disclosed by the Company in its periodic reports is accumulated and communicated to management, including the CEO and CFO, as appropriate to allow timely decisions regarding disclosure and is recorded, processed, summarized and reported within the time periods specified in the United States Securities and Exchange Commission’s rules and forms. The CEO and CFO have determined that no charges in the Company’s Disclosure Controls or internal control over financial reporting were required as a result of the error regarding allocation of purchase price.

Part III

Item 10—Directors and Executive Officers of the Registrant

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Years in newspaper business	Title
William S. Morris Ill	69	47	Chairman of the Board of Directors
William S. Morris IV	44	14	CEO, President and Director
Craig S. Mitchell	45	10	Director, Senior Vice President—Finance, Secretary and Treasurer
Carl N. Cannon	60	39	Executive Vice President
James C. Currow	60	40	Executive Vice President
Steve K. Stone	51	25	Senior Vice President—Chief Financial Officer
Susie Morris Baker	36	11	Director, Vice President
J. Tyler Morris	41	15	Director
Mary E. Morris	70	8	Director

Our directors and executive officers are elected by, and serve at the discretion of, Morris Communications, which can add, remove and replace them at any time. References to service as directors and executive officers for periods prior to the formation of Morris Publishing in 2001 are to positions with our corporate predecessors in the newspaper business. These individuals also hold the same positions in the co-issuer, Morris Publishing Finance Co. The board of directors does not have any committees.

William S. Morris Ill—Mr. Morris has served as chairman of our board of directors for at least 30 years. Mr. Morris is the chairman of Morris Communications, Shivers Trading & Operating Company, our ultimate parent, and its other subsidiaries and is also the chief executive officer of all of these companies except Morris Publishing and its subsidiaries. Mr. Morris is active in community and state affairs, as well as in the newspaper and outdoor advertising industry and has recently completed a tenor as Chairman of the Newspaper Association of America. Mr. Morris has a journalism degree from the University of Georgia and has been in the newspaper business all of his working career.

William S. Morris IV—Mr. Morris has been our president since 1996, our chief executive officer since 2001, and a director since 1996 and is also a director and the president of Morris Communications, Shivers Trading & Operating Company, our ultimate parent, and its other subsidiaries. He joined the family business in 1990 and prior to becoming our president has served as assistant to the president. Prior to that he served as assistant to the general manager, general manager and publisher of various of our newspapers and magazines. Prior to joining us, Mr. Morris worked for United Yellow Pages, Inc., selling independent telephone advertising and Gannett Outdoor Group in the leasing department and as national sales manager. He graduated from Emory University in 1983 with a degree in economics.

Craig S. Mitchell—Mr. Mitchell became senior vice president-finance in November 2003 and has served as vice president-finance, secretary and treasurer since 1999 and as a director since 1999. He holds similar positions with Morris Communications, Shivers Trading & Operating Company, our ultimate parent, and its other subsidiaries. Prior to joining Morris Publishing, Mr. Mitchell was employed by Deloitte Haskins & Sells in its tax department and by President Baking Company as its treasurer. Mr. Mitchell holds an accounting degree from Augusta College and a Master of Accountancy (tax option) from the University of Georgia.

Carl N. Cannon—Mr. Cannon became executive vice president in November 2003 and has served as vice president-newspapers with responsibility for our Florida publishing group and our eastern community newspapers division, including The Florida Times-Union, our largest publication, since 1991. Prior to that Mr. Cannon held numerous management positions with us in Georgia, Texas, and Florida. He has a degree in journalism from the University of Georgia and has spent his entire business career with Morris Publishing.

James C. Currow—Mr. Currow became executive vice president in November 2003 and has served as vice president-newspapers with responsibility for our metro newspapers outside of Florida and for our western community newspapers since 1998. Prior to joining us, Mr. Currow started a newspaper management consulting firm and also served as vice president of Sales and Marketing at The Miami Herald, and as president and chief executive officer of Milwaukee Journal and Sentinel. In April 1997, he was named senior vice president and chief marketing officer of the Newspaper Association of America. Mr. Currow serves on the Board of the Newspaper Association of America, chairs the Marketing Committee and serves on the Executive Committee. Mr. Currow holds a B.S. degree in management from Charleston Southern University and is a 1992 graduate of the Harvard Business School Advanced Management Program.

Steve K. Stone—Mr. Stone became senior vice president in November 2003 and has served as our vice president and chief financial officer-newspapers and has been the head of MStar Solutions, LLC, the Morris Communications subsidiary operating the Shared Services Center since 2002. Mr. Stone has 24 years experience in the newspaper industry and prior to joining us in 2002, Mr. Stone was Assistant Vice President/Shared Services for Knight Ridder, Inc. He has also served as Vice President/Chief Financial Officer for the Charlotte Observer, Director of Finance/Controller for The Miami Herald, and held various financial positions at the San Jose Mercury News, Columbus Ledger-Inquirer and the Wichita Eagle Beacon. Mr. Stone holds a BBA degree from Southwestern College.

Susie Morris Baker—Mrs. Baker has been a director and vice president of newspapers since 1999 and is also a director of Morris Communications, Shivers Trading & Operating Company, our ultimate parent, and its other subsidiaries. She has also served as vice president of the Alaska newspapers for Morris Publishing, with responsibility for the Juneau Empire, the Peninsula Clarion in Kenai, and The Alaska Journal of Commerce and Alaskan Equipment Trader in Anchorage. Prior to that, Mrs. Baker was the publisher of the Quarter Horse News and Barrel Horse News in Fort Worth, Texas and publisher of the Peninsula Clarion. Mrs. Baker received a B.A. from Mary Baldwin College in Staunton, Virginia in 1990 and received a master’s degree in business administration from Southern Methodist University in Dallas, Texas in 1998.

J. Tyler Morris—J. Tyler Morris has been a director since 1996 and is also a director of Morris Communications, Shivers Trading & Operating Company, our ultimate parent, and its other subsidiaries. He has served as the vice president of the Morris Communications’ Cowboy Publishing Group in the magazine division. He is currently chairman, president and chief executive officer of Texas Aerospace Services in Abilene, Texas. Prior to that he worked at Lubbock Avalanche-Journal and Gray’s Sporting Journal and at the Fort Worth Star-Telegram. Mr. Morris graduated from the University of Georgia in 1987 with a degree in journalism.

Mary E. Morris—Mrs. Morris has been a director of Morris Publishing since 1996 and is also a director of Morris Communications, Shivers Trading & Operating Company, our ultimate parent, and its other subsidiaries. She is active in volunteer work with church and civic organizations and has served on many boards including the board of the Morris Museum of Art and the State Botanical Garden of Georgia.

William Morris Ill and Mary Morris are husband and wife. William Morris IV, J. Tyler Morris and Susie Morris Baker are their children.

Item 11—Executive Compensation

Some of our executive officers serve in similar capacities for our parent, Morris Communications, its ultimate parent, Shivers Trading & Operating Company, and their other subsidiaries. Historically, we have allocated a portion of their services and compensation to Morris Publishing. Commencing August 7, 2003, compensation for services rendered by William S. Morris III, William S. Morris IV, Susie M. Baker, Craig S. Mitchell and Steve K. Stone will not be payable directly by us but their services will be provided under the management agreement. See “Certain relationships and related transactions.” The following table sets forth all compensation awarded to, earned by, or paid for services rendered to Morris Publishing in all capacities during the three years ended December 31, 2003 for our chief executive officer, our four other most highly compensated executive officers, and our executive officer director.

	Annual compensation
Name and principal position	Year	Salary ($)	Bonus($)	All other compensation
William S. Morris IV (g)	2003	315,000	267,034	17,079	(a)
President and Chief	2002	510,000	60,000	31,199
Executive Officer	2001	450,000	63,000	25,732

Carl C. Cannon	2003	700,000	114,763	366,123	(b)
Executive Vice President	2002	650,000	108,447	233,349
	2001	600,000	1,480	225,800

James C. Currow	2003	566,667	60,794	139,695	(c)
Executive Vice President	2002	500,000	96,332	33,439
	2001	475,000	44,923	30,218

Craig S. Mitchell (g)	2003	105,000	210,000	5,044	(d)
Senior Vice President-Finance	2002	165,000	60,000	8,879
Treasurer and Secretary	2001	150,000	—	—

Steve K. Stone (g)	2003	87,500	71,292	3,500	(e)
Senior Vice President	2002	109,650	—	8,416
Chief Financial Officer	2001		—	—

Susie M. Baker (g)	2003	85,313	48,000	18,969	(f)
Vice President	2002	131,262	—	27,904
	2001	120,000	27,000	21,624

(a)	Includes (a) imputed income for use of company vehicle in the amount of $4,717, $4,717 and $2,752 for 2001, 2002 and 2003 (b) employer contributions to the Morris Communications 401(k) Plan in the amounts of $5,100, $6,000 and $3,500 for 2001, 2002 and 2003, respectively and (c) other fringe benefits for the use of company facilities and participation in the executive medical reimbursement plan in the amounts of $15,915, $20,482 and $10,827 for 2001, 2002 and 2003, respectively.
(b)	Includes (a) employer contributions and earnings under Morris Communications deferred compensation plan of $200,000, $200,000 and $331,706 for 2001, 2002 and 2003, respectively (b) imputed income for use of company vehicle in the amount of $9,924 for 2001, 2002 and 2003, respectively (c) employer contributions to the Morris Communications 401(k) Plan in the amounts of $8,500, $10,000 and $10,000 for 2001, 2002 and 2003, respectively and (d) other fringe benefits for the use of company facilities and participation in the executive medical reimbursement plan in the amounts of $7,360, $13,515 and $14,493 for 2001 and 2002 and 2003, respectively.

(c)	Includes (a) imputed income for use of company vehicle in the amount of $16,718 each year for 2001 and 2002, and $21,236 for 2003 (b) employer contributions to the Morris Communications 401(k) Plan in the amounts of $8,500, $10,000 and $10,000 for 2001, 2002 and 2003, respectively; (c) employer contributions and earnings under Morris Communications deferred compensation plan of $102,891 for 2003, and (d) other fringe benefits such as the executive medical reimbursement plan in the amounts of and of $5,000, $9,961 and $5,568 for 2001, 2002 and 2003, respectively.

(d)	Includes (a) employer contributions to the Morris Communications 401(k) Plan in the amounts of $5,100, $6,000 and $3,500 for 2001, 2002 and 2003, respectively (b) other fringe benefits such as participation in the executive medical reimbursement plan in the amount of $2,934, $2,879 and $1,544 for 2001, 2002 and 2003, respectively.

(e)	(e) Includes (a) employer contributions to the Morris communications 401(k) Plan in the amount of $3,500 for 2003 and (b) other fringe benefits such as reimbursement of taxable moving expenses in the amount of $8,416 for 2002.

(f)	(f) Includes (a) imputed income for use of company vehicle in the amount of $11,657 for 2001 and $11,657 for 2002 and $6,800 for 2003 (b) employer contributions to the Morris Communications 401(k) Plan in the amounts of $5,100, $6,000 and $3,500 for 2001, 2002 and 2003, respectively and (c) other fringe benefits for the use of company facilities and participation in the executive medical reimbursement plan in the amounts of $4,867, $10,247 and $8,669 for 2001, 2002 and 2003, respectively.

(g)	(g) For each year, this table does not include compensation paid to this individual for services to Morris Communications or its other affiliates. For 2003, this table includes compensation paid to this individual for services through August 7, 2003, but includes no compensation for services provided to us by such individual under the management agreement with Morris Communications after such date (because their services were covered by the management fee). Taking into account the compensation paid to these individuals after August 7, 2003 by Morris Communications, with respect to their services for our benefit under the management agreement, the salaries and other compensation, would have totaled (a) for Mr. Morris $540,000 salary and $29,278 other, (b) for Mr. Mitchell $180,000 salary and $8,647 other, (c) for Mr. Stone $150,000 salary and $6,000 other, and (d) for Mrs. Baker $146,250 salary and $32,519 other.

No information is presented for options, restricted stock awards, long term incentive or other compensation because no such compensation has been awarded. We have not granted any options or stock appreciation rights in the last fiscal year or otherwise.

Employment agreements

Morris Publishing has no employment agreements with its executive officers. We have designed our incentive and compensation programs to retain key employees, but no such programs obligate any employee to continue to work for us, nor commit Morris Publishing to continue to employ any officer.

Compensation of directors

Our directors received no compensation for their services as such in 2003, and received less than $500 per year in 2002 and 2001.

Compensation committee interlocks and insider participation

Our board of directors does not maintain a compensation committee. No executive officer or member of our board of directors also serves as an officer or on the compensation committee of any other entity with an executive officer on our board of directors. The Morris family, including William S. Morris III, our chairman, and his son,

William S. Morris IV, our president and chief executive officer, beneficially own all of the equity interests in Morris Communications, our parent company. By virtue of such equity ownership, the Morris family has the sole power to determine the outcome of any company mater or transaction, including compensation matters.

Item 12—Security Ownership of Certain Beneficial Owners and Management

Morris Communications and Morris Publishing are lower tier subsidiaries of Shivers Trading & Operating Company, which is beneficially owned 100% by William S. Morris III and members of his immediate family. Mr. Morris III and his wife, Mary E. Morris, together directly own over 50% of the voting stock of Shivers and together beneficially own approximately 66% of the total common stock of Shivers. Their three children, including Mr. Morris IV, each directly own approximately 16% of the voting stock and each beneficially own approximately 11% of the total common stock of Shivers.

Item 13—Certain Relationships and Related Transactions

Various entities which are affiliated with Morris Communications and the Morris family have engaged, and will in the future engage, in transactions with us some of which may be viewed, from the perspective of a note holder of Morris Publishing, as disadvantageous to us or an inappropriate use of our resources.

These transactions may not necessarily be consummated on an arm’s-length basis and therefore may not be as favorable to us as those that could be negotiated with non-affiliated third parties.

We receive certain services from, and have entered into certain transactions with, Morris Communications. Costs of the services that have been allocated to us are based on actual direct costs incurred or on Morris Communications’ estimate of the proportion of expenses incurred by Morris Communications that related to the services provided to us. Morris Communications made the allocations based on usage or other factors such as percentage of revenues, number of employees and other applicable factors in estimating the proportion of corporate expenses to allocate to us. We believe that these allocations have been made on a reasonable basis, and approximate all of the material incremental costs we would have incurred had we been operating on a stand-alone basis; however, there has been no independent study or any attempt to obtain quotes from third parties to determine what the costs of obtaining such services from third parties would have been. Management fees and technology and shared services fees aggregated $28.2 million for the year ended December 31, 2002 and $33.9 million for the year ended December 31, 2003. These fees do not include other transactions between Morris Publishing, on the one hand, and Morris Communications and its other subsidiaries, on the other hand, including cash management, employer 401(k) contributions, workers’ compensation expense and intercompany borrowings. See Notes 1 and 8 to Notes to Consolidated Financial Statements for December 31, 2003, 2002 and 2001.

While historically balances between Morris Publishing, on the one hand, and Morris Communications, and its other subsidiaries, on the other hand, were settled primarily through member’s deficit (as distributions or contributions), it is expected that such amounts in the future will be settled through payment. While historically Morris Communications provided cash management for Morris Publishing, at and after August 1, 2003 Morris Publishing’s cash and investment management activities have been segregated from those of Morris Communications and its other subsidiaries and all cash and investments are held in separate accounts of Morris Publishing.

Historically borrowing capacity for Morris Publishing was provided in large part through borrowings by Morris Communications under its credit facility, the proceeds of which were then lent to Morris Publishing through intercompany loans. On August 7, 2003, Morris Publishing repaid its indebtedness to Morris Communications and entered into new credit facilities. It is expected that the principal external source of liquidity for Morris Communications and its other subsidiaries will be loans by or distributions from Morris Publishing. We may provide loans to Morris Communications or its operating subsidiaries for general business purposes or to make acquisitions in the future, at interest rates equal to our cost of borrowing under our new credit facilities. Any such loans may utilize borrowing capacity under our new credit facilities that may otherwise have been available for our business purposes. As of December 31, 2003, we had $4.5 million of outstanding loans due from Morris Communications.

We will continue to be managed by Morris Communications pursuant to a management agreement and as compensation for these services, Morris Communications will be entitled to receive annual management fees (payable monthly) equal to the greater of 4.0% of our annual total operating revenues or the amount of actual expenses allocable to the management of our business by Morris Communications (such allocations to be based upon time and resources spent on the management of our business by Morris Communications). Historically, Morris Communications’ costs of providing these services has been allocated among its operating divisions and our allocated share is reflected in our financial statements. For the last four years, our allocable costs for the services provided by Morris Communications have been approximately 4.2% of our annual total operating revenues, ranging from 4.4% in 2000 to 3.9% in 2003 through August 7, 2003. In addition, as part of the initiatives commencing in 2002 to develop the Shared Services Center and technological platform, we will also pay our allocable share (based upon usage) of the actual costs of operations of MStar Solutions.

In addition to the management services, we may share other miscellaneous facilities and costs with Morris Communications and its other subsidiaries. Shared costs may include joint promotions or the use of facilities, equipment, supplies or employees of one division for the benefit of an affiliate and the costs will be allocated among the various entities by Morris Communications. Shared facilities include the home office complex of buildings in Augusta, Georgia, which we own for use of The Augusta Chronicle , but which will also be used as the home office and principal place of business of Morris Communications.

In December 2002, we sold our recently completed facility in Savannah, Georgia to an affiliated party at carrying value for cash of $11.9 million, and entered into a 10 year operating lease expiring on December 31, 2012. We are required to make equal monthly payments of $92,000 beginning January 1, 2003, and continuing on the first date of each subsequent month during the term of this lease. Beginning on January 1, 2004 and January 1 of each subsequent year during the lease term the annual base rent shall increase by the lesser of (i) four percent, and (ii) the percentage increase in the Consumer Price Index for the preceding calendar year.

As chairman, Mr. Morris III received aggregate compensation in 2003 of less than $60,000.

In the ordinary course of our business, we may sell goods and services to affiliates, including newspaper advertising, and we may purchase goods and services from affiliates, such as radio or outdoor advertising and promotions or space in hotels owned by affiliates.

We participate in a tax sharing agreement with our affiliates whereby we are required to pay to our parent an amount equal to the taxes we would have been required to pay as a separate corporation. We are a single member limited liability company that is disregarded for federal income tax purposes and are part of the consolidated tax return of our ultimate parent corporation and its subsidiaries. We may become jointly and severally liable for all income tax liability of the group in the event other subsidiaries are unable to pay the taxes attributable to their operations.

Item 14.	Principal Accountant Fees and Services.

Fees for all services provided by Deloitte & Touche, LLP for fiscal years 2003 and 2002 are as follows:

AUDIT FEES. The aggregate fees billed for professional services rendered by Deloitte & Touche, LLP in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our quarterly reports provided to noteholders for 2003 and 2002 were approximately $238,950 and $128,000, respectively.

AUDIT RELATED FEES. The aggregate fees billed for professional services rendered by Deloitte & Touche, LLP in connection with assurance and related services that are reasonable related to the performance of the audit or review of our financial statements for 2003 and 2002 were approximately $70,000 and $110,000, respectively.

TAX FEES. Deloitte & Touche, LLP did not bill us directly for tax services in 2003 or 2002, as we did not file income tax returns separate from our ultimate corporate parent. The aggregate fees billed to our corporate parent for professional services rendered by Deloitte & Touche, LLP in connection with tax compliance, tax advice, and tax planning in 2003 and 2002 were approximately $30,300 and $30,000, respectively. For 2002, 60% of the amount billed was allocated to us. None of the amount billed in 2003 was allocated to us, but was provided by Morris Communications under our Management Agreement.

ALL OTHER FEES. Deloitte & Touche, LLP did not bill us directly for other services in 2003 or 2002, but billed our ultimate corporate parent for services related to employee benefit plans covering our corporate parent’s employees, including our employees. The aggregate fees billed to our corporate parent for professional services rendered by Deloitte & Touche, LLP in connection with its employee benefit plans in 2003 and 2002 were approximately $11,000 and $18,500, respectively. For 2002, 60% of the amount billed was allocated to us. None of the amount billed in 2003 was allocated to us, but was provided by Morris Communications under our Management Agreement.

In 2003, we did not maintain a separate audit committee, and the Board of Directors performed all functions with respect to the company’s audit. In 2003, the Board of Directors had no pre-approval policies and procedures described in paragraph(c)(7)(i) of Rule 2-01 of Regulation S-X.

PART IV

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

(a) Financial Statements

Our financial statements as set forth in the Index to Consolidated Financial Statements under Part II, Item 8 of this Annual Report are hereby incorporated by reference.

(b) Exhibits

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein:

Exhibit Number	Exhibit Description

3.1	Articles of Organization of Morris Publishing Group, LLC (originally named MCC Newspapers, LLC), including Amendment to Articles of Organization (changing name to Morris Publishing Group, LLC) *

3.2	Limited Liability Company Operating Agreement of Morris Publishing Group, LLC (formerly known as MCC Newspapers, LLC) *

3.3	Articles of Incorporation of Morris Publishing Finance Co. *

3.4	By-Laws of Morris Publishing Finance Co. *

4.1	Indenture relating to the 7% Senior Subordinated Notes due 2013 of Registrants, dated as of August 7, 2003 *

4.2	Registration Rights Agreement, dated as of August 7, 2003, among Registrants and J.P. Morgan Securities, Inc. acting as representative for the Initial Purchasers of $250 million aggregate principal amount of 7% Senior Subordinated Notes due 2013. *

4.3	Registration Rights Agreement, dated as of September 24, 2003, among Registrants and J.P. Morgan Securities, Inc. as the initial purchaser of $50 million aggregate principal amount of 7% Senior Subordinated Notes due 2013. *

4.4	Form of Registrants’ 7% Senior Subordinated Notes due 2013, Series A *

4.5	Form of Registrants’ 7% Senior Subordinated Notes due 2013, Series B*

10.1	Credit Agreement dated as August 7, 2003 of Morris Publishing Group, LLC *

10.2	Management and Services Agreement between Morris Publishing Group, LLC and Morris Communications Company, LLC and MSTAR Solutions, LLC dated as of August 7, 2003. *

10.3	Tax Consolidation Agreement between Morris Publishing Group, LLC, Morris Communications Company, LLC and Shivers Trading & Operating Company dated as of August 7, 2003. *

10.4	Lease dated December 31, 2002 for Savannah newspaper production facility between Morris Communications Company, LLC (assigned to Morris Publishing Group, LLC) and Savannah Chatham Parkway, LLC, an entity controlled by the registrants’ directors William S. Morris IV, J. Tyler Morris and Susie M. Baker. *

10.5	Deferred Compensation Agreement dated July 7, 1999 between Carl N.

Cannon and Morris Communications Corporation (subsequently assumed by Morris Publishing Group, LLC). *

10.6	Trust Under Morris Communications Corporation Deferred Compensation Plan dated July 7, 1999. *

10.7	Morris Communications Company, LLC Deferred Compensation Plan For Deferrals *

10.8	First Amendment to Credit Agreement dated April 12, 2004 of Morris Publishing Group, LLC**

12.1	Statements re Computation of Ratios

21.1	Subsidiaries of Morris Publishing Group, LLC *

31.1	Rule 15d-14(a) Certifications

*	Filed as an exhibit to the Registration Statement on Form S-4 of Morris Publishing Group filed with the SEC on January 26, 2004 and incorporated herein by reference.

**	Filed as an exhibit to the Registration Statement on Form S-4/A of Morris Publishing Group filed with the SEC on April 23, 2004.

(c) Financial Statement Schedule

The following financial statement schedule—Schedule II—Valuation and Qualifying Accounts—is part of this Annual Report.

Morris Publishing Group, LLC

Schedule II—Valuation and Qualifying Accounts

Years Ended December 31, 2003, 2002 and 2001

	Balances at Beginning of Period	Additions Charged to Costs and Expenses	Deductions*	Balances at End of Period
Year Ended December 31, 2003
Reserves and allowances deducted from asset account:
Accounts receivable allowances	2,596	2,592	2,798	2,793
Year Ended December 31, 2002
Reserves and allowances deducted from asset account:
Accounts receivable allowances	2,806	2,371	2,581	2,596
Year Ended December 31, 2001
Reserves and allowances deducted from asset account:
Accounts receivable allowances	1,774	4,121	3,089	2,806

*	Represents uncollectible accounts written off, net of recoveries and dispositions

INDEPENDENT AUDITORS’ REPORT ON SUPPLEMENTAL SCHEDULE

To Morris Communications Company, LLC and Morris Publishing Group, LLC

We have audited the consolidated financial statements of Morris Publishing Group, LLC, formerly the Morris Communications Company, LLC (the “Company”), newspaper business segment as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated April 23, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the 2002 and 2001 consolidated financial statements and the adoption of Statements of Financial Accounting Standards Nos. 142 and 145). Such consolidated financial statements and report are included in this Registration Statement. Our audit also included the consolidated financial statement schedule of the Company listed in Item 12-09. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statements schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

/s/    Deloitte & Touche LLP

Atlanta, Georgia

April 23, 2004

(d) Reports on Form 8-K

None.

SIGNATURES

Morris Publishing Group, LLC and Morris Publishing Finance Co. have duly caused this annual report to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Augusta, State of Georgia, on May     , 2004.

Morris Publishing Group, LLC
Morris Publishing Finance Co.

By:

William S. Morris IV President and Chief Executive Officer (of both entities)

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2003	2002	2001
Earnings:
Income before taxes and minority interest	47,993	63,483	33,614
Add: Fixed charges	26,940	25,618	33,961

Total earnings	74,933	89,101	67,575

Fixed charges:
Interest expense, including amortization of deferred loan costs	26,088	25,056	33,424
Interest expense estimate within rental expense	852	562	537

Total fixed charges	26,940	25,618	33,961

Earnings / Fixed Charges	2.78	3.48	1.99

COMPUTATION OF RATIO OF PROFORMA EARNINGS TO FIXED CHARGES

	2003	2002
Pro forma earnings:
Income before taxes and minority interest	47,993	63,483
Add: Proforma fixed charges	32,491	32,009

Total pro forma earnings	80,484	95,492

Pro forma fixed charges
Interest expense, including amortization of deferred loan costs	26,088	25,056
Add: Increase in interest, including amortization of deferred loan costs on senior subordinated notes computed as if issued as of the beginning of the period and Parent debt were repaid at beginning of period	31,639	31,447
Less: Interest expense, included amortization of deferred loan costs on Parent debt assuming repayment at beginning of period	(26,088)	(25,056)
Interest expense estimate within rental expense	852	562

Total proforma fixed charges	32,491	32,009

Pro forma Earnings / Fixed Charges	2.48	2.98

EXHIBIT 31.1

Certification

I, William S. Morris IV, certify that:

(1)	I have reviewed this annual report of Morris Publishing Group, LLC;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

(4)	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	[Paragraph omitted pursuant to SEC Release Nos. 33-8238 and 34-47986]

c)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

(5)	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of Company’s board of directors (or persons performing the equivalent function):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information;

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: May __, 2004	By:
William S. Morris IV Chief Executive Officer (principal executive officer)

Certification

I, Steve K. Stone, certify that:

(1)	I have reviewed this annual report of Morris Publishing Group, LLC;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

(4)	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	[Paragraph omitted pursuant to SEC Release Nos. 33-8238 and 34-47986.]

c)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

(5)	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of Company’s board of directors (or persons performing the equivalent function):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information;

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Date: May , 2004	By:

Steve K. Stone Chief Financial Officer (principal financial officer)